UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.          )
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Filed by a Party other than the Registrant ☐
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☑ Preliminary Proxy Statement
☐ Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12
FLAGSTAR BANCORP, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
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April 30, 2010
To our stockholders:
     We invite you to attend our Annual Meeting of Stockholders of Flagstar Bancorp, Inc. to be held at the national headquarters of the Company, 5151 Corporate Dr., Troy, Michigan on May 27, 2010 at 10:00 a.m., local time.
     Enclosed are a notice setting forth the business expected to come before the Annual Meeting, the Proxy Statement, the Proxy Card, and a copy of our Annual Report to Stockholders for 2009. Many of our directors and officers as well as representatives of Baker Tilly Virchow Krause, LLP, our independent registered public accountants for 2009, will be present to respond to questions that you may have.
     Please read the attached Proxy Statement carefully for information about the matters you are being asked to consider and vote upon. Your vote is very important to us. On behalf of the Board of Directors, we urge you to sign, date and return the enclosed proxy as soon as possible, even if you currently plan to attend the Annual Meeting. This will not prevent you from voting in person, but will assure that your vote is counted if you are unable to attend the Annual Meeting.
     Thank you for your continuing support.

Sincerely,
/s/ Joseph P. Campanelli
Joseph P. Campanelli
Chairman, President and Chief Executive Officer

FLAGSTAR BANCORP, INC
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS
QUESTIONS AND ANSWERS
PROPOSAL 1
CORPORATE GOVERNANCE
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
EXECUTIVE OFFICERS
SECURITY OWNERSHIP OF MANAGEMENT
COMPENSATION DISCLOSURE AND ANALYSIS
COMPENSATION COMMITTEE REPORT
EXECUTIVE COMPENSATION
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
COMPENSATION POLICES AND PRACTICES AS THEY RELATE TO RISK MANAGEMENT
CERTAIN TRANSACTIONS AND BUSINESS RELATIONSHIPS
PROPOSAL 2
PROPOSAL 3
AUDIT COMMITTEE REPORT
PROPOSAL 4
WHERE YOU CAN FIND MORE INFORMATION
STOCKHOLDER PROPOSALS FOR THE 2011 ANNUAL MEETING
INCORPORATION BY REFERENCE
OTHER MATTERS
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON MAY 27, 2010.
ANNUAL REPORT ON FORM 10-K
APPENDIX A

FLAGSTAR BANCORP, INC.
5151 CORPORATE DR.
TROY, MI 48098
(248) 312-2000
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 27, 2010
     NOTICE IS HEREBY GIVEN that the 2010 Annual Meeting of Stockholders (the “Annual Meeting”) of Flagstar Bancorp, Inc. (the “Company”) will be held on May 27, 2010 at 10:00 a.m., local time, at the national headquarters of the Company, 5151 Corporate Dr., Troy, Michigan.
     A proxy card and a proxy statement for the Annual Meeting are enclosed. We are also enclosing a copy of our 2009 Annual Report to Stockholders.
     The Annual Meeting is for the purpose of considering and acting upon the following matters:
1.	to elect two directors to the Board of Directors to hold office for a term of one year and until their successors shall have been duly elected and qualified;

2.	to approve an amendment to the Company’s Amended and Restated Articles of Incorporation to effect a reverse stock split within a range of one-for-five and one-for-fifteen, with the exact exchange ratio and timing of the reverse stock split (if at all) to be determined at the discretion of the Board of Directors;

3.	to ratify the appointment of Baker Tilly Virchow Krause, LLP as the Company’s independent registered public accountants for the year ending December 31, 2010;

4.	to consider and approve an advisory (non-binding) proposal relating to the executive pay-for-performance compensation employed by the Company; and

5.	to transact such other business as may properly come before the Annual Meeting or any adjournments thereof.
     NOTE: The Board of Directors is not aware of any other business to come before the Annual Meeting.
     The Board of Directors recommends that stockholders vote FOR all of the proposals.
     Any action may be taken on any one of the foregoing proposals at the Annual Meeting on the date specified above or on any date or dates to which, by original or later adjournments, the Annual Meeting may be adjourned. Stockholders of record of our common stock at the close of business on April 16, 2010, will be entitled to notice of and vote at the Annual Meeting and any adjournments or postponements thereof. A complete list of stockholders entitled to vote will be available for inspection at the Annual Meeting.
     You are requested to fill in and sign the enclosed form of proxy, which is solicited by the Board of Directors and to mail it promptly in the enclosed envelope. The proxy will not be used if you attend and choose to vote in person at the Annual Meeting.

BY ORDER OF THE BOARD OF DIRECTORS
/s/ Christine M. Reid
Christine M. Reid
Secretary

Troy, Michigan
April 30, 2010
It is important that proxies be returned promptly. Therefore, whether or not you plan to be present in person at the Annual Meeting, please sign, date, and complete the enclosed proxy card and return it in the enclosed envelope. No postage is required if mailed in the United States.

PROXY STATEMENT
OF
FLAGSTAR BANCORP, INC.
5151 CORPORATE DR.
TROY, MI 48098
(248) 312-2000

ANNUAL MEETING OF STOCKHOLDERS
May 27, 2010
     This proxy statement (“Proxy Statement”) and the enclosed Proxy Card are furnished in connection with the solicitation of proxies by the Board of Directors (the “Board”) of Flagstar Bancorp, Inc. (the “Company”). They will be used at the 2010 Annual Meeting of Stockholders of the Company (the “Annual Meeting”), that will be held on May 27, 2010 at 10:00 a.m., local time, at the national headquarters of the Company and Flagstar Bank, fsb (the “Bank”), 5151 Corporate Dr., Troy, Michigan. The accompanying Notice of Annual Meeting, this Proxy Statement, and the Proxy Card are being first mailed to stockholders entitled to vote at the Annual Meeting on or about April 30, 2010. As used in this Proxy Statement, the terms “we,” “us,” and “our” refer to the Company.
QUESTIONS AND ANSWERS
Why am I receiving these materials?
     The Board is providing these proxy materials to you in connection with the Annual Meeting to be held on May 27, 2010. As a stockholder of record of our common stock on the Record Date, you are invited to attend the Annual Meeting, and are entitled and requested to vote on the items of business described in this Proxy Statement. Many of our directors and officers, as well as representatives of Baker Tilly Virchow Krause, LLP, our independent registered public accountants for 2009, will be present to respond to questions that you may have.
What information is contained in this Proxy Statement?
     This information relates to the proposals to be voted on at the Annual Meeting, the voting process, compensation of our directors and most highly paid executives, and certain other information required to be disclosed in this Proxy Statement.
Who is soliciting my vote pursuant to this Proxy Statement?
     The Board is soliciting your vote at the Annual Meeting.
Who is entitled to vote?
     Only stockholders of record of our common stock at the close of business on April 16, 2010 (the “Record Date”) will be entitled to notice of and vote at the Annual Meeting.
How many shares are eligible to be voted?
     As of the Record Date, we had 1,532,786,952 shares of common stock outstanding and entitled to vote. Each outstanding share of common stock will entitle its holder to one vote on each matter to be voted upon at the Annual Meeting. For information regarding security ownership by the beneficial owners of more than 5% of the common stock and by management, see “SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS” and “SECURITY OWNERSHIP OF MANAGEMENT.”

What am I voting on?
     You are voting on each of the following matters:
1.	to elect two directors to the Board. Our nominees are Joseph P. Campanelli and James A. Ovenden. All nominees are current directors, and each will serve a term of one year. No other nominations have been received;

2.	to approve an amendment to our Amended and Restated Articles of Incorporation (the “Articles”) to authorize the effectuation of a reverse stock split of our authorized, issued and outstanding common stock (the “Reverse Stock Split”);

3.	to ratify the appointment of Baker Tilly Virchow Krause, LLP as our independent registered public accountants for the year ending December 31, 2010; and

4.	to consider and approve an advisory (non-binding) proposal relating to the executive pay-for-performance compensation employed by us.
You will also be entitled to vote on any other business that properly comes before the Annual Meeting or any adjournments thereof.
How does the Board recommend that I vote?
     The Board unanimously recommends that you vote “FOR” each of the proposals presented at the Annual Meeting.
How many votes are required to hold the Annual Meeting and what are the voting procedures?
     Quorum Requirement: Michigan law and our Sixth Amended and Restated Bylaws (the “Bylaws”) provide that a quorum be present to allow any stockholder action at a meeting. A quorum consists of a majority of all of our outstanding shares of common stock that are entitled to vote at the Annual Meeting. Therefore, at the Annual Meeting, the presence, in person or by proxy, of the holders of at least 766,393,477 shares of common stock will be required to establish a quorum. Stockholders of record who are present at the Annual Meeting in person or by proxy, but who abstain from voting are still counted towards the establishment of a quorum. This will include brokers holding customers’ shares of record even though they may abstain from certain votes.
     Required Votes: Each outstanding share of common stock is entitled to one vote on each proposal at the Annual Meeting. The number of required votes set forth below assumes that a quorum is present at the Annual Meeting.
1.	Election of Directors. Each director nominee shall be elected by the majority of the number of votes cast with respect to the director. For purposes of the election of directors, a majority of the votes cast means that the number of shares voted “FOR” a director must exceed the number of votes cast “AGAINST” that director.

2.	Amend the Articles to effect the Reverse Stock Split. The proposal will be approved by the affirmative vote of a majority of all outstanding shares of common stock. Failure to vote, broker non-votes and abstentions will have the same effect as a vote against this proposal.

3.	Ratification of Independent Registered Public Accountants. The action will be approved if a majority of shares of common stock represented at the Annual Meeting, either in person or by proxy, and entitled to vote are cast for it. Failure to vote and broker non-votes will have no effect because these shares will not be considered shares entitled to vote and therefore will not be counted as votes for or against. However, abstentions will have the same effect as voting against the approval of this proposal.

4.	Consideration and Approval of the Non-binding Proposal Relating to Executive Pay-For-Performance Compensation. The action will be approved if a majority of the shares of common stock represented at the Annual Meeting, either in person or proxy, entitled to vote are cast for it. Failure to vote and broker non-votes will have no effect because these shares will not be considered shares entitled to vote and therefore will not be counted as votes for or against. However, abstentions will have the same effect as voting against the approval of this proposal.

What is an abstention, and how will it affect the vote on a proposal?
     An “abstention” occurs when the beneficial owner of shares is present, in person or by proxy, and entitled to vote at the meeting (or when a nominee holding shares for a beneficial owner is present and entitled to vote at the meeting), but such person does not vote on the particular proposal. For purposes of Proposals 1, 3 and 4, abstentions will not be counted as votes cast and will have no effect on the results of the vote with respect to such proposals, although abstentions will be considered present for the purpose of determining the presence of a quorum. Because Proposal 2 requires the affirmative vote of a majority of all outstanding shares of common stock, an abstention will have the same effect as a vote against the proposal.
What are broker non-votes, and how will they affect the vote on a proposal?
     A “broker non-vote” occurs when a broker or other nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have the discretionary voting power with respect to that proposal and has not received instructions from the beneficial owner. Under the applicable rules of the New York Stock Exchange (“NYSE”), brokers or other nominees have discretionary voting power with respect to matters that are considered routine, but not with respect to non-routine matters. Proposals 1, 2 and 4 are considered non-routine matters and Proposal 3 is considered a routine matter. A broker or other nominee cannot vote without instructions on non-routine Proposals 1, 2 and 4, and therefore there may be broker non-votes on those proposals. Broker non-votes are not deemed to be votes cast for purposes of determining whether stockholder approval has been obtained. Therefore, broker non-votes will have no effect on the voting results for Proposals 1 or 4. Because approval of Proposal 2 requires the affirmative vote of a majority of all outstanding shares of common stock, a broker non-vote will have the same effect as a vote against this proposal.
How will our controlling stockholder vote?
     Our controlling stockholder MP Thrift Investment L.P. (“MP Thrift”), which owns or controls approximately 69.2% of our voting power on the Record Date, has indicated their intention to vote in favor of all proposals.
How may I cast my vote?
     If you are the stockholder of record: You may vote by one of the following two methods:
1.	in person at the Annual Meeting; or

2.	by mail by completing the Proxy Card and returning it.
Whichever method you use, the proxies identified on the Proxy Card will vote the shares of which you are the stockholder of record in accordance with your instructions. If you submit a signed Proxy Card without giving specific voting instructions, the proxies will vote the shares as recommended by the Board.
     If you own your shares in “street name,” that is, through a brokerage account or in another nominee form: You must provide instructions to the broker or nominee as to how your shares should be voted. Your broker or nominee will usually provide you with the appropriate instruction forms at the time you receive this Proxy Statement and our Annual Report to stockholders. If you own your shares in this manner, you cannot vote in person at the Annual Meeting unless you receive a proxy to do so from the broker or the nominee, and you bring the proxy to the Annual Meeting.
How may I revoke or change my vote?
     If you are the record owner of your shares, you may revoke your proxy at any time before it is voted at the Annual Meeting by:
1.	submitting a new Proxy Card bearing a later date,

2.	delivering written notice to our Secretary prior to May 27, 2010, stating that you are revoking your proxy, or

3.	attending the Annual Meeting and voting your shares in person.

If your shares are held in street name and you have instructed a broker, bank or other nominee to vote your shares of voting stock, you may revoke those instructions by following the directions received from your broker, bank or other nominee to change those instructions.
     Please note that your attendance at the Annual Meeting will not, by itself, constitute revocation of your proxy.
Who is paying for the costs of this proxy solicitation?
     We will bear the cost of preparing, printing and mailing the materials in connection with this solicitation of proxies. In addition to mailing these materials, our officers and regular employees may, without being additionally compensated, solicit proxies personally and by mail, telephone, facsimile or electronic communication. We usually will reimburse banks and brokers for their reasonable out-of-pocket expenses related to forwarding proxy materials to beneficial owners of stock or otherwise in connection with this solicitation.
Who will count the votes?
     Danielle Tatum, our inspector of election for the Annual Meeting, will receive and tabulate the ballots and voting instruction forms.
What happens if the Annual Meeting is postponed or adjourned?
     Your proxy will still be effective and may be voted at the postponed meeting. You will still be able to change or revoke your proxy until it is voted.
What happens if a nominee is unable to serve, new business is introduced or procedural matters are voted upon?
     Your proxy confers discretionary authority on the persons named therein to vote with respect to the election of any person as a director where the nominee is unable to serve or for good cause will not serve, with respect to matters incident to the conduct of the Annual Meeting and with respect to any other matter presented to the Annual Meeting if notice of such matter has not been delivered to us in accordance with our Articles. For more information on submitting matters to us, see “STOCKHOLDER PROPOSALS FOR THE 2011 ANNUAL MEETING” herein. If any other matters are properly brought before the Annual Meeting, the persons named in the proxy will vote the shares represented by such proxies on such matters as determined by a majority of the Board. Except for procedural matters incident to the conduct of the Annual Meeting, we do not know of any other matters that are to come before the Annual Meeting.
PROPOSAL 1
ELECTION OF DIRECTORS
     The Board is currently composed of ten directors. At this Annual Meeting, the terms of two of the current directors — Joseph P. Campanelli and James A. Ovenden — will expire. The Board has nominated each of them to serve for a new one-year term and until their respective successors are duly elected and qualified.
     Because our stockholders approved an amendment to the Articles at our 2009 Annual Meeting of Stockholders to delete the requirement to divide the Board into two classes of directors, beginning with our Annual Meeting of Stockholders in 2011, all director nominees will be elected for one-year terms or until their successors are duly elected and qualified.
     It is intended that the persons named in the proxies solicited by the Board will vote for the election of each of these nominees. If the nominee is unable to serve, the shares represented by all properly executed proxies which have not been revoked will be voted for the election of such substitute as the Board may recommend, or the size of the Board may be reduced to eliminate the vacancy. At this time, the Board does not know of any reason why any nominee might be unable to serve.
The Board recommends a vote “FOR” election as directors of all of the nominees listed below.

     The following table sets forth, for the nominees and each continuing director, his or her name, that person’s age as of the Record Date, the year he or she first became our director and the expiration of his or her current term. Each of the nominees listed below has consented to serve if elected.
Director Nominees

	Age as	Year First	Current
	of the	Elected	Term
	Record	Director of	To
Name	Date	the Company	Expire

Board Nominees for Terms to Expire in 2011

Joseph P. Campanelli	55	2009 (1)	2010
James A. Ovenden	47	2010 (1)	2010

Directors Continuing in Office

David J. Matlin	48	2009	2011
Mark Patterson	58	2009	2011
Gregory Eng	44	2009	2011
James D. Coleman	63	1993	2011
Lesley Goldwasser	48	2009	2011
David L. Treadwell	55	2009	2011
Jay J. Hansen	46	2005	2011
Walter Carter	59	2009	2011

(1)	Messrs. Campanelli and Ovenden were not previously elected, but instead were appointed to fill vacancies on the Board.
     The following sets forth the business experience of each director nominee.
     Joseph P. Campanelli has served as a member of the Board since September 29, 2009 and as Chairman of the Board since November, 2009. Mr. Campanelli was President and Chief Executive Officer and a member of the Board of Directors of Sovereign Bancorp, Inc. and Sovereign Bank until September 30, 2008. From October 1, 2008 until joining Flagstar, Mr. Campanelli advised various investment groups on banking matters. Mr. Campanelli originally joined Sovereign Bank in 1997 when it acquired Fleet Financial Group’s indirect auto lending business, which he headed. He became President and Chief Operating Officer of Sovereign’s New England Division in 1999 when Sovereign Bank acquired 268 branches that Fleet divested after its merger with Bank Boston Corp. Mr. Campanelli played an active role in the branch acquisition and integration, which at the time was the largest branch and business divestiture in U.S. banking history. Mr. Campanelli played a key leadership role in the transformation of Sovereign Bank from a $10 billion thrift to an $80 billion super community bank. Prior to his employment by Sovereign, Mr. Campanelli spent nearly 20 years serving in a variety of senior and executive positions, overseeing commercial and community activities and problem asset resolution, with both Fleet Financial Group and Shawmut Bank. He began his banking career in Hartford, Connecticut in 1979. Mr. Campanelli’s experience transforming a traditional regional thrift into a full service bank provides invaluable expertise to the Board. Moreover, Mr. Campanelli’s day to day leadership and intimate knowledge of our business and operations provide the Board with company-specific experience and expertise.
     James A. Ovenden has served as a member of the Board since January, 2010. Mr. Ovenden is currently Chief Financial Officer of AstenJohnson Holdings LTD, a manufacturer of paper machine clothing, specialty fabrics, filaments and drainage equipment. Mr. Ovenden was previously a founding principal of OTO Development, Inc., a hospitality development company, and retired as CFO effective December 31, 2007. Prior to that, he served as the Chief Financial Officer, Secretary and Treasurer of Extended Stay America, Inc. from January 2004 until May 2004, when the company was sold. Mr. Ovenden is also the principal consultant with CFO Solutions of SC, LLC, a financial consulting business for middle market companies requiring credit restructuring advisory services. Mr. Ovenden also serves as a director and chairman of the audit committees of The Polymer Group and Insight Health Services Holdings Corp. Mr. Ovenden’s experience and expertise in other public companies’ financial and audit matters programs and policies provide the Board with invaluable expertise in these areas.

     The following sets forth the business experience of each continuing director.
     David J. Matlin has served as a member of the Board since 2009. Mr. Matlin is the Chief Executive Officer of MatlinPatterson Global Advisers LLC, a $9.0 billion private equity firm, which he co-founded in July 2002. Prior to forming MatlinPatterson, Mr. Matlin was a Managing Director at Credit Suisse First Boston, and headed their Distressed Securities Group since its inception in 1994. Mr. Matlin was also a Managing Director and a founding partner of Merrion Group, L.P., a successor to Scully Brothers & Foss L.P., from 1988 to 1994. Mr. Matlin serves on the board of directors of Global Aviation Holdings and Standard Pacific Corp. Mr. Matlin holds a JD degree from the Law School of the University of California at Los Angeles and a BS in Economics from the Wharton School of the University of Pennsylvania. Mr. Matlin’s background in distressed companies and his experience serving on several public company boards, including in the mortgage industry, brings extensive leadership, risk assessment skills and public company expertise to the Board. Moreover, Mr. Matlin is a controlling member of MP Thrift, and as such, he provides the Board with the perspective of a major shareholder.
     Mark Patterson has served as a member of the Board since 2009. Mr. Patterson is the Chairman of MatlinPatterson Global Advisers LLC, a $9.0 billion private equity firm, which he co-founded in July 2002. Mr. Patterson is also a Director of Broadpoint Securities Group, Inc., Polymer Group, Inc., and Allied World Assurance Holdings, Ltd.. Mr. Patterson has over 30 years of commercial, investment and merchant banking experience. Prior to the formation of MatlinPatterson Global Advisors LLC, Mr. Patterson was a Managing Director at Credit Suisse First Boston, where he served as Vice Chairman from 2000 to 2002. Mr. Patterson holds a BA (Law) — 1972 and a BA Honors (Economics) — 1974 from South Africa’s Stellenbosch University and an MBA (with distinction) — 1986 from New York University’s Stern School of Business. Mr. Patterson’s background in distressed companies and his experience serving on several public company boards, including in the mortgage industry, brings extensive leadership, risk assessment skills and public company expertise to the Board. Moreover, Mr. Patterson is a controlling member of MP Thrift and, as such, he provides the Board with the perspective of a major shareholder.
     Gregory Eng has served as a member of the Board since 2009. Mr. Eng is a Partner at MatlinPatterson Global Advisers LLC, which he joined in August 2002. Mr. Eng holds a master’s degree in business administration from London Business School and his undergraduate degree from Lafayette College. Mr. Eng’s experience as the Partner in charge of MP Thrift’s investment in us, brings a combined intimate knowledge of our business and operations with the perspective of a major shareholder.
     Dr. James D. Coleman has served as a member of the Board since 1993. He is a board certified physician who owned and operated several Emergency Room Staffing Companies prior to his retirement in 1997. Dr. Coleman’s long-standing history with us provides the Board with an invaluable resource for understanding us and our operations.
     Lesley Goldwasser has served as a member of the Board since 2009. Ms. Goldwasser is a partner at Irving Place Capital, which she joined in 2008, focusing on new business development. From 1996 to 2008, Ms. Goldwasser was a senior managing director at Bear Stearns & Co. Inc. and head of Global CDO’s, co-head of Equity Capital, Markets, Debt Capital Markets, Hybrids, and Structured Solutions, and co-head of Asset-Backed Securities. Ms. Goldwasser is a graduate of the University of Cape Town. Ms. Goldwasser’s experience in the collateralized debt obligations and asset-backed securities markets is invaluable to the Board as we work through the remaining issues with our legacy assets.
     David L. Treadwell has served as a member of the Board since 2009. Mr. Treadwell has been President and Chief Executive Officer of EaglePicher Corporation, a $600 million diversified industrial products company, since August 2006, was Chief Operating Officer from November 2005 until August 2006, and was a division president from July 2005 until November 2005. From August 2004 until March 2005, Mr. Treadwell was Chief Executive Officer of Oxford Automotive, a $1 billion Tier 1 automotive supplier of stampings and welded assemblies, and from 2002 until August 2004, Mr. Treadwell provided business consulting services. Mr. Treadwell received his undergraduate degree from the University of Michigan. With his experience as the principal executive officer of a large Michigan corporation, Mr. Treadwell provides valuable insight and guidance on the issues of corporate strategy and risk management, particularly as to his expertise and understanding of the Michigan market. Moreover, Mr. Treadwell has had considerable experience with distressed companies and has been instrumental in turnarounds.
     Jay J. Hansen has served as a member of the Board since 2005. Mr. Hansen is co-founder and President of O2 Investment Partners, LLC, a private equity investment group that seeks to acquire a majority interest in small and middle market manufacturing, niche distribution, select service and technology businesses, as well as certain special situations. Prior to forming O2 Investment Partners, Mr. Hansen provided consulting services to financial and manufacturing concerns. Prior to December 2006, Mr. Hansen was Chief Operating Officer of Noble International, Ltd., a Nasdaq-listed company and a supplier of automotive parts, component assemblies and value-added services to the automotive industry, from February 2006 to December 2006, Vice President and Chief Financial Officer from May 2003 to February 2006, and Vice President of Corporate Development from 2002 to 2003. Mr. Hansen was Vice President at Oxford Investment Group, a privately held merchant bank with holdings in a variety of business segments, from 1994 to 2002. Mr. Hansen is a graduate of the Wharton School of Business (University of Pennsylvania), where he received a bachelor’s degree in 1985. Mr. Hansen’s experience as principal financial officer of a public company headquartered in Michigan provides the Board and the Audit Committee with valuable expertise as a financial expert. In addition, Mr. Hansen’s experience as a business operator and, more recently, a principal in a Michigan based private equity investment group provides us with valuable insight into the Michigan market.
          Walter N. Carter has served as a member of the Board since 2009. Mr. Carter is currently a Managing Principal at Gateway Asset Management Company. Previously, Mr. Carter was Senior Vice President and Director of Consumer Lending at Fifth Third Bank, served as a consultant to the chief executive officer of the direct to consumer retail non-conforming mortgage business for G.E., and President, Manufactured Housing at Green Tree Servicing/Conseco Financial Corp. Mr. Carter received his master’s degree in business administration from Rockhurst College and his undergraduate degree in Finance from Georgia State University. Mr. Carter’s extensive experience in banking operations and consumer lending provides significant insight and expertise to the Board, particularly as we continue to refine and execute our business operations in the current environment.
Board and Committee Meetings and Committees
          The Board generally meets on a bi-monthly basis, or as needed. During the year ended December 31, 2009, the Board met 14 times. No director attended fewer than 86% of the aggregate of (i) the total number of meetings of the Board during 2009, and (ii) the total number of meetings held by all committees of the Board on which that director served.
          While we do not have a policy regarding director attendance at the Annual Meeting of Stockholders, we encourage directors to attend every annual meeting. Ten out of ten of our directors attended last year’s annual meeting of stockholders held on May 26, 2009.
Nominating/Corporate Governance Committee
          The Nominating/Corporate Governance Committee consists of directors David J. Matlin and Gregory Eng. The chairman of the Nominating/Corporate Governance Committee is David J. Matlin. The Nominating/Corporate Governance Committee met Five times in 2009. We are a controlled company for purposes of the NYSE. As a controlled company within the meaning of Section 303A.00 of the NYSE Manual, we are exempt from the requirement that director nominees be selected, or recommended for the Board’s selection, by either a nominating committee comprised solely of independent directors or by a majority of the independent directors.
          Among other things, the Nominating/Corporate Governance Committee is responsible for reviewing annually the requisite skills and characteristics required of Board members, selecting, evaluating and recommending nominees for election by the Company’s stockholders and reviewing and assessing the adequacy of the Company’s policies and practices on corporate governance, including the Corporate Governance Guidelines. The charter of the Nominating/Corporate Governance Committee, as well as the Corporate Governance Guidelines, can be found on our website at www.flagstar.com.
          The Nominating/Corporate Governance Committee will consider prospective nominees for the Board based on the need to fill vacancies or the Board’s determination to expand the size of the Board. This initial determination is based on information provided to the Committee with the recommendation of the prospective candidate, as well as the Committee’s own knowledge of the prospective candidate, which may be supplemented by inquiries to the person making the recommendation. The Committee then evaluates the prospective nominee against the standards and qualifications set forth below, including relevant experience, industry expertise, intelligence, independence, diversity of background and outside commitments.
          The general criteria for nomination to the Board include the following:
•	Directors should possess personal and professional ethics, integrity and values, and be committed to representing the long-term interests of our stockholders and other constituencies.

•	Directors should have reputations, both personal and professional, consistent with the our image and reputation.

•	Each director should have relevant experience and expertise and be able to add value and offer advice and guidance to the Chief Executive Officer based on that experience and expertise.

•	Directors should have current knowledge and contacts in our industry and other industries relevant to our business, ability to work with others as an effective group and ability to commit adequate time as a director.

•	Each director should have the ability to exercise sound business judgment.

•	Directors should be selected so that the Board is a diverse body reflecting gender, ethnic background, professional experience, current responsibilities and community involvement.
          The Board believes its effectiveness is enhanced by being comprised of individuals with diverse backgrounds, skills and experience that are relevant in the role of the board and the needs of our business. Accordingly, the Board, through the Nominating/Corporate Governance Committee, will regularly review the changing needs of the business and the skills and experience resident in its members, with the intention that the Board will be periodically “renewed” as certain directors rotate off and new directors are recruited. The Board’s commitment to diversity and renewal will be tempered by the need to balance change with continuity and experience. The Board believes that its commitment in this regard has been effective in establishing a Board that consists of members with diverse backgrounds, skills and experience that are relevant to the role of the Board and the needs of the business.
          In considering director nominees, the Nominating/Corporate Governance Committee has not used third party search firms to assist in this purpose. The Nominating/Corporate Governance Committee recommends to the Board the slate of directors to be nominated for election at the Annual Meeting of Stockholders, but the Board is responsible for making interim appointments of directors in accordance with our Articles and Bylaws.
Compensation Committee
          During 2009, the Compensation Committee consisted of directors David J. Matlin, Gregory Eng and Dr. James D. Coleman. The Chairman of the Compensation Committee is David J. Matlin. The Compensation Committee met five times in 2009. The charter of the Compensation Committee can be found on our website at www.flagstar.com.
          On January 30, 2009, we became a controlled company for purposes of the NYSE. Section 303A.00 of the NYSE Manual exempts a controlled company from the rules that require that (1) the compensation of the chief executive officer of the company be determined, or recommended to the board of directors for determination, either by a compensation committee comprised of independent directors or by a majority of the independent directors on its board of directors, (2) the chief executive officer may not be present during voting or deliberations, and (3) compensation for all other officers must be determined, or recommended to the board of directors for determination, either by the compensation committee or a majority of the independent directors on the board of directors. Accordingly, as a controlled company, we are not required to have officer compensation, including the compensation of the chief executive officer, determined or approved by a compensation committee or a majority of the independent directors on our Board.
          The Compensation Committee is responsible for establishing the policies that govern executive compensation and for recommending the components and structure of executive compensation. The Compensation Committee reviews and approves corporate goals and objectives relevant to compensation of the Chairman of the Board and of the Chief Executive Officer, evaluates performance in light of such goals and objectives, determines compensation of the Chairman of the Board and of the CEO based on such respective evaluations, and makes compensation recommendations to the Board related to other executive officers.
          The Compensation Committee may delegate its authority to a subcommittee composed solely of directors that satisfy its membership criteria but has never done so. However, the Compensation Committee frequently requests that management assist in evaluating employee performance, recommending factors and targets for performance-based incentive compensation, recommending compensation levels and forms of awards, and providing information with respect to, among other things, strategic objectives and the current market environment. The Compensation Committee also engaged McLagan,, an independent compensation consultant, to conduct a review of its compensation program and provide relevant market data and alternatives to consider when making compensation decisions.
Audit Committee
          During 2009, the Audit Committee consisted of directors Jay J. Hansen, David L. Treadwell and James D. Coleman. On January 26, 2010, James A. Ovenden accepted his appointment to serve as a member of the audit committee. Mr. Ovenden replaced Mr. Treadwell as a member of the audit committee. The chairman of the Audit Committee is Mr. Hansen. The Audit Committee met 13 times in 2009. The Board has determined that Mr. Hansen qualifies as an “audit committee financial expert,” as defined by the rules and regulations of the Securities and Exchange Commission (the “SEC”). Further, the Board certifies that each member of the Audit Committee is financially literate and has accounting or related financial management expertise, as such qualifications are defined by the rules of the NYSE. The charter of the Audit Committee can be found on our website at www.flagstar.com.

          The Audit Committee is responsible for reviewing our audit programs and the activity of the Bank. The Audit Committee oversees the quarterly regulatory reporting process, oversees the internal compliance audits as necessary, receives and reviews the results of each external audit, reviews management’s responses to independent registered public accountants’ recommendations, and reviews management’s reports on cases of financial misconduct by employees, officers or directors. The Audit Committee is also responsible for engaging the Company’s independent registered public accountants and for the compensation and oversight of the work of our independent registered public accountants for the purpose of preparing or issuing an audit report or related work or performing other audit, review or attest services for us.
          The Audit Committee adopted the Flagstar Bancorp, Inc. Audit Committee Pre-Approval Policy (the “Pre-Approval Policy”), which requires the committee to pre-approve the audit and non-audit services performed by the independent registered public accountants and confirm that such services do not impair the independent registered public accountants’ independence. Among other things, the Pre-Approval Policy provides that unless a service to be provided by the independent registered public accountants has received general pre-approval, it requires specific pre-approval by the Audit Committee. Further, the Pre-Approval Policy provides that any services exceeding pre-approval cost levels will require specific pre-approval by the Audit Committee. In 2009, all of the fees paid to our independent registered public accountants were pre-approved by the Audit Committee.
Board Leadership Structure
          The Board believes that our Chief Executive Officer is best situated to serve as Chairman of the Board because he is the director most familiar with our business and industry, and most capable of effectively identifying strategic priorities and leading the discussion and execution of strategy. Non-management directors and management have different perspectives and roles in strategy development. Our non-management directors bring experience, oversight and expertise from outside the Company and industry, while the Chief Executive Officer brings company-specific experience and expertise. The Board believes that the combined role of Chairman and Chief Executive Officer promotes strategy development and execution, and facilitates information flow between management and the Board, which are essential to effective governance.
          One of the key responsibilities of the Board is to develop strategic direction and hold management accountable for the execution of strategy once it is developed. The Board believes the combined role of Chairman and Chief Executive Officer, together with an independent Lead Director is in the best interest of stockholders because it provides the appropriate balance between strategy development and independent oversight of management.
Risk Management
          The Board has an active role, as a whole and also at the committee level, in overseeing management of our risks. The Board regularly reviews information regarding our credit, liquidity and operations, as well as the risks associated with each. Our Compensation Committee is responsible for overseeing the management of risks relating to our executive compensation plans and arrangements. Our Audit Committee oversees management of financial risks. Our Nominating/Corporate Governance Committee manages risks associated with the independence of the Board and potential conflicts of interest. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board is regularly informed through committee reports about such risks.
Director Compensation
          Our general policy is to provide non-management directors with compensation that is intended to assist us in attracting and retaining qualified non-management directors. We do not pay director compensation to directors who are also our employees. In addition, directors David J. Matlin, Mark Patterson and Gregory Eng have waived the receipt of compensation for serving on the Board or its committees.
          The Nominating/Corporate Governance Committee has the primary responsibility to review director compensation and benefits on an annual basis and recommend any revisions to the Board. In 2009, McLagan was retained to conduct a review of the director compensation program and to provide the Nominating/Corporate Governance Committee with relevant market data and alternatives to consider when making compensation decisions The compensation of non-management directors for their service on the Board and its committees will be determined as follows:
•	Annual retainer, $25,000;

•	For each monthly Board meeting, $2,000 for attendance in person or $1,000 for attendance by telephone;

•	For each special Board meeting, $500;

•	For each Audit Committee meeting, $1,500;

•	Annual additional retainer fee for the chairman of the Audit Committee, $10,000;

•	For each regular telephone Audit Committee meeting, $750;

•	For each Compensation Committee meeting, $1,000;

•	Annual retainer fee for the chairman of the Compensation Committee, $10,000;

•	For each regular telephone Compensation Committee meeting, $500;

•	For each Nominating/Corporate Governance Committee meeting, $1,000 for attendance in person and $500 for attendance by telephone;

•	Annual additional retainer for Lead Director, $10,000;

•	For each Independent Director meeting on the same as the monthly meeting $300 for attendance in person, $150 for attendance by phone; and

•	For each Independent Director meeting on any other day than the monthly meeting $800 for attendance in person, $300 for attendance by phone.
          The Company reimburses non-management directors that attend meetings of the Board or its committees from out-of-town for reasonable travel expenses, including accommodations.
          In addition, non-management directors are eligible to receive equity-based compensation under the 2006 Equity Incentive Plan. Non-management directors did not receive equity-based compensation in 2009.
          The table below details the compensation earned by our non-management directors in 2009.

	Fees Earned
	Or Paid in	All Other
Name	Cash	Compensation	Total
Walter Carter	$21,425	$—	$21,425
Lesley Goldwasser	21,425	—	21,425
David L. Treadwell	25,550	—	25,550
Charles Bazzy (2)	10,100	—	10,100
James D. Coleman (1)	53,500	—	53,500
Richard S. Elsea (2)	10,100	—	10,100
Michael Lucci, Sr. (2)	17,325	—	17,325
Frank D’Angelo (2)	8,100	—	8,100
Robert DeWitt (2)	20,250	—	20,250
B. Brian Tauber (2)	40,425	—	40,425
Jay J. Hansen (1)	71,900	—	71,900
William F. Pickard (2)	14,925	—	14,925

(1)	As of December 31, 2009, each director had the following number of stock options outstanding, all of which were awarded prior to 2007: Jay J. Hansen — 1,500.

(2)	Messrs. Bazzy, Elsea and D’Angelo resigned from the Board on January 30, 2009. Messrs. Lucci, DeWitt, and Pickard resigned from the Board on May 26, 2009. Mr. Tauber resigned from the Board on September 29, 2009.
CORPORATE GOVERNANCE
General
          We initially adopted Corporate Governance Guidelines in 2004, and the Nominating/Corporate Governance Committee reviews and assesses the adequacy of those guidelines annually and recommends amendments as necessary. You may obtain the Corporate Governance Guidelines and the charters of each of the Board’s committees, including the Audit Committee, the Compensation Committee and Nominating/Corporate Governance Committee, on our website, www.flagstar.com. These documents are also available in print upon written request to Paul Borja, CFO, Flagstar Bancorp, Inc., 5151 Corporate Drive, Troy, Michigan 48098.

Code of Business Conduct and Ethics
          The Board has adopted a Code of Business Conduct and Ethics (the “Code of Conduct”) that applies to actions of our employees, officers and directors including the principal executive officer, principal financial officer, and principal accounting officer. Among other things, the Code of Conduct requires compliance with laws and regulations, avoidance of conflicts of interest and insider trading, and reporting of illegal or unethical behavior. Further, the Code of Conduct provides for special ethics obligations for employees with financial reporting obligations. A copy of the Code of Conduct may be found on our website at www.flagstar.com. Also, the Code of Conduct is available in print upon written request to Paul Borja, CFO, Flagstar Bancorp, Inc., 5151 Corporate Drive, Troy, Michigan 48098.
Stockholder Nominations
          While the Nominating/Corporate Governance Committee will consider nominees recommended by stockholders, it has not actively solicited recommendations from our stockholders for nominees. Stockholders who wish to nominate candidates for election to the Board at the Annual Meeting must follow the procedures outlined in “STOCKHOLDER PROPOSALS FOR THE 2011 ANNUAL MEETING.” The Nominating/Corporate Governance Committee will evaluate candidates properly proposed by stockholders in the same manner as all other candidates, as set forth above under “PROPOSAL 1 — ELECTION OF DIRECTOR — Nomination/Corporate Governance Committee.”
          All stockholder nominations for new directors must be in writing and must set forth as to each director candidate recommended the following: (1) name, age, business address and, if known, residence address of the nominee; (2) the principal occupation or employment of the nominees; (3) the number of shares of common stock that are beneficially owned by the nominee; and (4) any other information relating to the person that would be required to be included in a proxy statement prepared in connection with the solicitation of proxies for an election of directors pursuant to applicable law and regulations. Certain information as to the stockholder nominating the nominee for director must be included, such as the name and address of the stockholder and the number of shares of common stock which are beneficially owned by the stockholder. The stockholder must promptly provide any other information requested by us.
Independence
          Section 303A.00 of the NYSE Manual applicable to companies listed on the NYSE exempts a controlled company (defined as a company with over 50% of the voting power held by an individual, group or other company) from the requirements that a majority of its board of directors be comprised of “independent” directors, that the compensation of our Chief Executive Officer and all of our other executive officers be determined or recommended to the Board for determination either by a majority of independent directors or a compensation committee comprised solely of independent directors, and that director nominees either be selected or recommended for selection by the board of directors by a majority of independent directors or a nominations committee comprised solely of independent directors. The Audit Committee of our Board is comprised of the following three members: Jay J. Hansen, James A. Ovenden, and Lesley Goldwasser, each of whom is “independent,” as that term is defined by Section 303A.02 of the NYSE Manual, and the constitution of the Audit Committee complies with the NYSE independence standards for audit committees and the regulations of the SEC applicable to audit committees. None of Messrs. Hansen or Ovenden or Ms. Goldwasser has any relationships or has been involved in any transactions or arrangements with us that required consideration by the Board under the applicable independence standards in determining that such director is independent.
          The Board has conducted its annual review of director independence. During this review, the Board considered relationships and transactions during the past three years between each director or any member of his or her immediate family and us and our subsidiaries and affiliates, including those reported under “CERTAIN TRANSACTIONS AND BUSINESS RELATIONSHIPS.” The purpose of the review was to determine whether any such relationship or transactions were inconsistent with a determination that the director is independent.
          Based on its review, the Board has affirmatively determined that directors James D. Coleman, Lesley Goldwasser, Jay J. Hansen, James A. Ovenden and David L. Treadwell are independent in accordance with applicable SEC and NYSE rules. The Board considered all relevant facts and circumstances in concluding that such persons are independent and have no material relationship with us. As of and after the Annual Meeting, the entirety of the Board’s Audit Committee will be composed of independent directors. However, a majority of the Board and the entirety of the Board’s Compensation Committee and Nominating/Corporate Governance Committee are not independent.

Director and Executive Officer Stock Ownership Guidelines
          The Board previously adopted stock ownership requirements for our directors and executive officers. Non-management directors must meet or exceed these requirements within one year of joining the Board. The requirements specify that non-management directors are expected to own or have stock options to purchase at least 1,000 shares of our common stock. Each of the non-management directors meet or exceed the requirement set forth in the stock ownership guidelines.
          Our senior officers are expected to own at least 100 shares, which includes shares held in the Flagstar Bank 401(k) Plan and certain awards issued under our 2006 Equity Incentive Plan.
Executive Sessions of Non-Management Directors
          All non-management directors meet in executive session at least four times per year. No employee of the Company may attend or participate in such executive sessions. The Board will annually designate the lead non-management director, or Lead Director, to chair the executive sessions and to establish and distribute an agenda for each such meeting. Lesley Goldwasser has been designated the Lead Director for 2010.
Communications with the Board or the Lead Director
          Individuals who have an interest in communicating directly with a member of the Board, the Board or the non-management members of the Board may do so by directing the communication to the “Board of Directors — [name of individual director],” “Board of Directors,” or “Lead Director,” respectively. The Lead Director is the presiding director for non-management sessions of the Board. Following each meeting of the non-management directors, the Lead Director determines whether any communication necessitates discussion by the full Board. Any communications should be sent to the following address: Flagstar Bancorp, Inc., Attention: Corporate Secretary, 5151 Corporate Drive, Troy, Michigan, 48098.
Succession Plan
          Pursuant to the Corporate Governance Guidelines, the Chief Executive Officer and the Nominating/Corporate Governance Committee review succession planning with the Board on an annual basis. The Board has adopted a succession plan that is consistent with industry practice and would provide for an orderly transition in case of a catastrophic event involving the Chairman or the Chief Executive Officer.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
          Persons and groups beneficially owning more than 5% of the common stock are generally required under federal securities laws to file certain reports with the SEC detailing such ownership. The term “beneficial ownership” means the shares held as of the Record Date plus shares underlying any options or securities that are exercisable as of or within 60 days before or after the Record Date. The following table sets forth, as of the Record Date, certain information as to the common stock beneficially owned by any person or group of persons who are known to the Company to be the beneficial owners of more than 5% of our common stock. Other than as disclosed below, management knows of no person who beneficially owned more than 5% of our common stock at the Record Date. This table is based on information included in Schedule 13Ds filed with the SEC.

Common Stock (a)
Name and Address of			Percent of
Beneficial Owner	Shares		Class
MP Thrift Investments L.P.			—%
MPGOP III Thrift AV-I L.P.			—%
MPGOP (Cayman) III Thrift AV-I L.P.			—%
MP (Thrift) Global Partners III LLC			—%
MP (Thrift) Asset Management LLC			—%
MP (Thrift) LLC			—%
David J. Matlin			—%
Mark R. Patterson			—%
MatlinPatterson Global Advisers LLC	1,060,035,212	(b)	69.2%
c/o MatlinPatterson Global Advisers LLC 520 Madison Avenue, 35th Floor New York, New York 10022

(a)	Based solely on an amended Schedule 13D filed with the SEC on April 5, 2010. The reporting persons beneficially own and are the record holder of 1,060,035,212 shares of our common stock, representing approximately 69.2% of our total voting power of the voting stock.

EXECUTIVE OFFICERS
          The following table sets forth the name and age (as of the Record Date) of the Company’s executive officers.

Name and Age	Position(s) Held in 2009
Joseph P. Campanelli, 53	Chairman of the Board of the Company and the Bank, President and Chief Executive Officer of the Company and the Bank

Salvatore J. Rinaldi, 55	Executive Vice-President and Chief of Staff of the Company and the Bank

Paul D. Borja, 49	Executive Vice President and Chief Financial Officer of the Company and the Bank

Matthew A. Kerin, 55	Executive Vice-President and Managing Director, Corporate Specialties of the Company and the Bank.

Todd McGowan, 46	Executive Vice-President and Chief Risk Officer of the Company and the Bank

Alessandro DiNello, 55	Executive Vice-President and Head of Retail Banking of the Company and the Bank

Marshall Soura, 70	Executive Vice-President and Director of Corporate Services of the Company and the Bank

Matthew I. Roslin, 42	Executive Vice-President of the Company and the Bank and Chief Legal Officer and Chief Administrative Officer of the Bank
          Joseph P. Campanelli has served as President and Chief Executive Officer since September 2009 and Chairman of the Board since November 2009. Mr. Campanelli was President and Chief Executive Officer and a member of the Board of Directors of Sovereign Bancorp, Inc. and Sovereign Bank until September 30, 2008, where he oversaw nearly 750 community banking centers and 12,000 team members. Mr. Campanelli originally joined Sovereign Bank in 1997 when it acquired Fleet Financial Group’s automotive finance group, which was headed by Mr. Campanelli. He became President and Chief Operating Officer of Sovereign’s New England Division in 1999 when Sovereign Bank acquired 268 branches that Fleet Financial Group divested after its merger with Bank Boston Corp. Mr. Campanelli played an active role in the branch acquisition and integration, which at the time was the largest branch and business divestiture in U.S. banking history. Mr. Campanelli played a key leadership role in the transformation of Sovereign Bank from a $10 billion thrift to an $80 billion super community bank. Prior to his employment by Sovereign, Mr. Campanelli spent nearly 20 years serving in a variety of senior and executive positions, overseeing commercial and community activities and problem asset resolution, with both Fleet Financial Group and Shawmut Bank. He began his banking career in Hartford, Connecticut in 1979. In his over 30 years experience, Mr. Campanelli has served in a variety of senior and executive positions and has a history of successfully managing through a variety of economic conditions, with a track record of leading transformational change.
          Salvatore J. Rinaldi has served as Executive Vice President and Chief of Staff since October 2009. Mr. Rinaldi was Executive Vice President and Chief of Staff of Sovereign Bancorp, Inc. until February 2009. Mr. Rinaldi joined Sovereign Bancorp in August 1998 and, served in a variety of senior positions including managing all acquisitions and major system conversions for the organization. Mr. Rinaldi oversaw the integration of the Fleet/Bank Boston branches for Sovereign. At Sovereign, Mr. Rinaldi also managed the post-acquisition integration of nine financial institutions with asset sizes ranging from $250 million to $15 billion, and converted most major systems for the company. Additionally, Mr. Rinaldi managed most corporate and special projects initiatives for Sovereign and supervised the IT, Operations and Administrative functions. Prior to Sovereign, Mr. Rinaldi worked for 25 years in the banking industry, during which he held a number of senior and executive positions at Fleet Bank, Shawmut Bank and Connecticut National Bank.

          Paul D. Borja has served as Executive Vice President since May 2005 and Chief Financial Officer since June 2005. Mr. Borja has worked with the banking industry for more than 25 years, including as an audit and tax CPA with a Big 4 accounting firm and others from 1982 through 1990 specializing in financial institutions. He also practiced as a banking, corporate, tax and securities attorney in Washington DC from 1990 through 2005, where he assisted with or managed mergers and acquisitions of banks and thrifts, structured the corporate and tax aspects of mergers ranging in asset size from $50 million to $13 billion, managed initial public offerings and public and private secondary offerings of debt and equity, provided bank regulatory advice and assisted with accounting standard interpretations and reviews of financial processes. Mr. Borja is also a member of the board of directors of the Federal Home Loan Bank of Indianapolis and serves as vice chairman of the board’s Finance Committee.
          Matthew A. Kerin has served as Executive Vice President and Managing Director, Consumer Banking & Specialty Groups, since November 2009. Mr. Kerin has more than twenty years experience in banking, most recently having served as Executive Vice-President and Managing Director, Corporate Specialties at Sovereign Bank. He was responsible for mortgage banking, home equity underwriting and credit cards, auto finance, capital markets, private banking, investment sales cash management, trade finance and government banking. Prior to joining Sovereign in 2006, Mr. Kerin held executive operating and administrative positions with Columbia Management, the investment management arm of Bank of America and FleetBoston. Previously, he was Executive Vice-President and Managing Director, Corporate Strategy & Development at FleetBoston and FleetBank where he was involved in the development and execution of corporate strategic initiatives, the corporate merger and acquisition program, and the Project Management Office for numerous large acquisitions. Prior to Fleet, Mr. Kerin held senior management roles at Shawmut Bank and Hartford National Bank, including mergers and acquisitions, real estate workout, corporate finance and investment banking. Throughout his career, Mr. Kerin has successfully overseen several billion dollars of transactions involving the purchase and sale of a wide variety of businesses, assets and deposits. He began his financial services career at Hartford National Bank in 1986.
          Todd McGowan has served as Executive Vice-President and Chief Risk Officer since December 2009. Mr. McGowan has over 20 years experience in performing compliance audits and improving performance for many Fortune 500 public and private companies in the financial services and manufacturing industries. From 1998 until 2009, Mr. McGowan was a Partner with Deloitte & Touche LLP, and, among other things, developed and implemented Sarbanes-Oxley compliance programs, developed and managed internal audits of Sarbanes-Oxley compliance programs, implemented enterprise risk management programs, and developed risk assessment techniques and risk mitigation strategies for financial institutions ranging in size from $500 million to $20 billion in Michigan and Ohio.
          Alessandro DiNello has served as Executive Vice President and Head of Retail Banking since 1995. In that role, Mr. DiNello grew the bank branch network from five locations, principally in outstate Michigan, to 175 locations throughout Michigan and Indiana and in the north Atlanta, Georgia area, all on a de novo basis. Included in this expansion was the development of an in-store banking platform, principally in partnership with Wal-Mart in all three States. Mr. DiNello was also responsible for forming a Government Banking group that has competed very effectively in both Michigan and Indiana, as well as an Internet Banking group that has competed effectively on a national basis. Prior to serving as our Head of Retail Banking, Mr. DiNello served as President of Security Savings Bank, which in 1996 was merged with First Security Savings Bank to form Flagstar Bank. Mr. DiNello began his employment with Security Savings Bank in 1979. He was instrumental in converting Security from a mutual to a stock organization in 1984, and in 1994, he was instrumental in negotiating the sale of Security to First Security at a price that resulted in a return of almost 600% to Security’s charter stockholders. He also served as a Bank Examiner with the Federal Home Loan Bank Board from 1976 through 1979. Mr. DiNello serves on the board of directors of the Michigan Banker’s Association and represents it on the American Banker’s Association’s Government Relations Administrative Committee.
          Marshall Soura has served as Executive Vice-President and Director of Corporate Services since October 2009. Mr. Soura has over 40 years of banking industry experience, most recently as Chairman of the Board and Chief Executive Officer of Sovereign Bank’s Mid-Atlantic Division and Executive Vice-President with responsibility for all retail and commercial banking operations in the Mid-Atlantic Division until September 2008. Previously at Sovereign, Mr. Soura served as Executive Vice-President and Managing Director of the Global Solutions Group and Marketing Department overseeing the cash management, international trade banking, government banking, financial institutions and strategic alliances business units. Prior to joining Sovereign, Mr. Soura served in a variety of executive positions at BankBoston, BankOne, Bank of America and Girard Bank (Mellon Bank East).

          Matthew I. Roslin has served as Chief Legal Officer of the Bank since April 2004, Executive Vice President since 2005 and Chief Administrative Officer since 2009. Prior to joining the Bank, Mr. Roslin was Executive Vice President, Corporate Development of MED3000 Group, Inc., a privately held healthcare management company that he joined in 1996 as its General Counsel. During his tenure with MED3000, Mr. Roslin served on the Board of Directors and helped transition the company from a virtual startup to a national healthcare management company with over 1,700 employees and operations in 14 states. Prior to joining MED3000, Mr. Roslin practiced corporate law at Jones Day and Dewey Ballantine from 1991 through 1997, with a focus on mergers and acquisitions in the health care, retail and financial services industries, ranging in asset size of up to $30 billion.
SECURITY OWNERSHIP OF MANAGEMENT
          This table and the accompanying footnotes provide a summary of the beneficial ownership of our common stock as of the Record Date by all of our directors and executive officers as a group. A total of 1,532,786,952 shares of common stock were issued and outstanding as of the Record Date.

	Amount and
	Nature of
	Beneficial	Percent
Name of Beneficial Owner	Ownership (a)(b)	of Class
Joseph P. Campanelli	1,464,785	*
David J. Matlin (c)	1,060,035,212	69.2
Mark Patterson (c)	1,060,035,212	69.2
Gregory Eng (c)	1,060,035,212	69.2
James D. Coleman (d)	673,000	*
Lesley Goldwasser	0	*
David L. Treadwell	0	*
Jay J. Hansen	91,725	*
James A. Ovenden	0	*
Walter Carter	10,000	*
Paul D. Borja	453,895	*
Matthew I. Roslin (e)	146,966	*
Kirstin Hammond (f)	325,854	*
Alessandro DiNello (g)	437,703	*
Thomas J. Hammond	29,498	*
Mark T. Hammond	0	*
Robert O. Rondeau	98,497	*
All directors and executive officers as a group (21)	1,064,896,847	69.5%

*	Less than 1%

(a)	These amounts include beneficial ownership of shares with respect to which voting or investment power may be deemed to be directly or indirectly controlled.

(b)	These amounts also include shares of common stock underlying options exercisable as of the Record Date, or that will become exercisable within 60 days thereafter, regardless of exercise price, to purchase shares of common stock for the following persons: Mr. Hansen, 1,500 shares, Mr. Borja, 11,429 shares, Mr. DiNello, 75,165 shares, Mr. Roslin 2,511 shares and Ms. Hammond, 105,719 shares, and all directors and executive officers as a group, 196,324 shares.

(c)	Please see footnote (b) to the “SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS” table above for further information with respect to the share holdings of Messrs. Matlin and Patterson.

(d)	This amount includes 45,000 shares held indirectly by his wife.

(e)	This amount includes 22,300 shares held indirectly in an individual retirement account and 35,735 shares held indirectly in the Flagstar Bank 401(k) Plan.

(f)	This amount includes 127,742 shares held indirectly in a revocable living trust and 32,885 shares held indirectly in the Flagstar Bank 401(k) Plan.

(g)	This amount includes 643 shares held indirectly in a revocable living trust, 127,474 shares held indirectly in an individual retirement account, 158,990 shares held indirectly in the Flagstar Bank 401(k) Plan, and 17,995 shares held indirectly in his wife’s revocable living trust.
COMPENSATION DISCLOSURE AND ANALYSIS
          This Compensation Discussion and Analysis addresses our compensation program, philosophy and objectives, our process for making compensation decisions, including the role of management, the Board and the Compensation Committee in the design of our compensation program, and the components of our 2009 executive compensation program. We address the factors most relevant to an understanding of what our compensation program is designed to reward, including each of the essential elements of compensation, why we chose to pay each element of 2009 compensation, how we determined the amount of each compensation element, and how each compensation element fits into our overall compensation objectives and affects decisions regarding other compensation elements.
          In accordance with applicable SEC rules and regulations, this section and the related tables that follow this section provide information regarding the compensation paid to our current and former Chief Executive Officer, our Chief Financial Officer, our three most highly compensated executive officers who were serving as such as of December 31, 2009, and certain other executive officers who were among our most highly compensated executive officers for 2009 but who were not serving as executive officers as of December 31, 2009. These individuals, who we refer to in this Proxy Statement as the “Named Executive Officers,” are as follows:
•	Joseph P. Campanelli, Chairman of the Board and Chief Executive Officer;

•	Paul D. Borja, Executive Vice President and Chief Financial Officer;

•	Matthew I. Roslin, Executive Vice-President and Chief Legal Officer;

•	Kirstin A. Hammond, Executive Vice-President;

•	Alessandro DiNello, Executive Vice-President;

•	Mark T. Hammond, former Vice-Chairman of the Board, President and Chief Executive Officer;

•	Thomas J. Hammond, former Chairman of the Board; and

•	Robert O. Rondeau, Jr., former Executive Director.
          Mr. Mark Hammond resigned as our President and Chief Executive Officer on September 30, 2009 and is a Named Executive Officer because he served as our principal executive officer during a portion of 2009. Mr. Thomas Hammond resigned as Chairman of the Board on October 22, 2009 and is a Named Executive Officer because he would have been one of our most highly compensated executive officers for 2009 had he been serving at December 31, 2009. Mr. Rondeau resigned from his position with us on January 30, 2009 and is included in this section because he would have been one of our most highly compensated executive officers for 2009 had he been serving at December 31, 2009. Except as otherwise noted, the information provided in this section is as of December 31, 2009.
          Achieving sustainable profits and growth with superior stockholder returns over the long term has been our objective as we develop our corporate strategies. Our executive compensation philosophy and programs play an important role in achieving our objective of sustainable long-term growth in stockholder value. We design our compensation programs to provide executive compensation that is competitive with other financial institutions in order to attract, retain and reward experienced and highly-motivated executives who can contribute to our long-term growth and profitability.
          With regard to 2009 and looking ahead to 2010, however, the Compensation Committee structured the compensation awarded to the Named Executive Officers to reflect the extraordinary economic conditions in 2009, the Company’s performance in 2009, and the expected continuing challenging economic environment in 2010. As the performance of our company in 2009 did not meet the expectations of our management or our Board, the Compensation Committee took a number of actions in response to these challenges. These actions included the elimination of performance-based incentive compensation in 2009 (including any non-equity performance based compensation for Named Executive Officers due to our participation in the Troubled Asset Relief Program (“TARP”),, which we believe is consistent with the current compensation practices of other companies in our industry and with broader market companies during the current economic downturn. The Compensation Committee is sensitive to the fact that reducing executive compensation during an economic downturn could result in poor morale, diminished motivation and loss of high quality executives to other financial institutions and industries. By maintaining current base levels for 2009, the Compensation Committee aims to better position the company to work through these difficult times and to take full advantage of an eventual economic turnaround.
          In addition, the Compensation Committee considered and took other steps necessary to comply with the requirements imposed on us due to our participation in the TARP. These steps included the Compensation Committee undertaking an analysis to review the relationship between our risk management policies and practices and compensation arrangements for the Named Executive Officers in order to identify any features in the compensation program that might lead to unnecessary or excessive risk taking.
          We remain committed to the compensation philosophy, policies and objectives outlined below, and the compensation paid to the Named Executive Officers in 2009 reflects the effectiveness of our compensation program in fulfilling its objectives during financial downturns. The Compensation Committee will continue to review our compensation program and take any steps it deems necessary to continue to fulfill these objectives.
Compensation Philosophy and Objectives
          Our primary objective is to provide competitive compensation that enhances performance and stockholder return without encouraging unnecessary or excessive risk to us. We have historically compensated our senior executive officers through a combination of base salary, performance-based incentive compensation, and other benefits designed to embody a pay-for-performance philosophy, with a significant percentage of compensation allocated to incentives. We designed our policies and plans to encourage the achievement of specific objectives set by the Board and the Compensation Committee, to reward exceptional performance, and to be competitive with the financial services market in order to attract and retain executives whose judgment, leadership abilities and special efforts result in successful operations for the company and an increase in stockholder value. However, there was never a pre-established policy or target for allocation between performance-based and nonperformance-based compensation.
          Due to our participation in the TARP Capital Purchase Program, however, we are restricted in our ability to pay performance-based incentive compensation to our senior executive officers and next ten most highly compensated employees for the period in which the preferred stock issued to the Treasury remains outstanding. We extended these restrictions to certain of our executive officers who are not currently our senior executive officers or among the next ten most highly compensated employees. Accordingly, we did not provide performance-based incentive compensation to our Named Executive Officers in 2009, and as a result 100% of compensation was nonperformance-based compensation.
Impact of Our Participation in the TARP Capital Purchase Program
          In January 2009, we issued $267 million of preferred stock to the Treasury pursuant to the TARP Capital Purchase Program and a warrant to purchase approximately 64.5 million shares of our common stock at a price of $0.62 per share. Our participation in the TARP Capital Purchase Program was a catalyst for several actions by our Compensation Committee and senior executive officers, including:
•	The Named Executive Officers entered into letter agreements addressing the restrictions and limitations required by the TARP Capital Purchase Program rules; and

•	The Compensation Committee conducted a review of our senior executive officer compensation programs from a risk perspective and concluded they do not encourage unnecessary or excessive risk.
          The American Recovery and Reinvestment Act of 2009 (“ARRA”), which became effective February 17, 2009 revised and expanded the restrictions and requirements on the executive compensation paid by participants in the TARP Capital Purchase Program, to include the following:

•	Prohibition on paying or accruing any bonus, incentive or retention compensation for our senior executive officers and next ten most highly compensated employees, other than certain awards of long-term restricted stock or bonuses payable under existing employment contracts;

•	Prohibition on any golden parachute payments to our senior executive officers and next five most highly compensated employees for an involuntary departure from the Company, other than compensation earned for services rendered or accrued benefits;

•	Condition on bonus, incentive and retention payments made to our senior executive officers and next twenty most highly compensated employees subjecting each to repayment (clawback) if based on statements of earnings, revenues, gains or other criteria that are later found to be materially inaccurate;

•	Prohibition on any compensation plan that would encourage manipulation of reported earnings; and

•	Adoption of a company-wide policy regarding excessive or luxury expenditures including office and facility renovations, aviation or other transportation services and other activities or events that are not reasonable expenditures for staff development, reasonable performance incentives or similar measures in the ordinary course of business.
          As a result of the foregoing, the Compensation Committee and management have ensured that our compensation program complies with the requirements applicable to participants in the TARP Capital Purchase Program. The restrictions and requirements on executive compensation remain in place so long as the preferred stock issued to the Treasury remains outstanding.
How Executive Compensation is Determined
          Based on our compensation philosophy and objectives discussed above, the Compensation Committee has historically structured the base salary and performance-based incentive compensation to motivate the senior executive officers to achieve the business goals set by us and the Compensation Committee and to reward the senior executive officers for achieving such goals. However, as discussed below, the Compensation Committee made the decision to suspend performance-based incentive compensation in light of the business performance, economic conditions and our participation in the TARP Capital Purchase Program.
          Role of the Compensation Committee. The Compensation Committee is responsible for establishing the policies that govern executive compensation and for recommending the components and structure of executive compensation. More specifically, the Compensation Committee reviews and approves goals and objectives relevant to compensation of the Chairman and Chief Executive Officer, evaluates the performance of the Chairman and the Chief Executive Officer in light of such goals and objectives, determines compensation of the Chairman and Chief Executive Officer based on such respective evaluations, and makes compensation recommendations to the Board related to other senior executive officers.
          Role of Management. Historically, our management plays an important role in setting compensation by assisting the Compensation Committee in evaluating employee performance, recommending the factors and targets for performance-based compensation, and recommending compensation levels and forms of compensation awards. As part of this process, management provides the Compensation Committee with information on our strategic objectives, our past and expected future performance in light of relevant market conditions, and other information as the Compensation Committee may request to evaluate compensation and make informed decisions.
          Role of the Compensation Consultant. The Compensation Committee has the sole authority (1) to retain and terminate any compensation consultants to be used to assist in establishing compensation for our senior executives, and (2) to approve such consultants’ fees and other retention terms. In 2009, the Compensation Committee engaged McLagan, an Aon Consulting Company and an independent, nationally recognized consulting, productivity and performance benchmarking firm in the financial services industry, to conduct a review of our compensation program for our officers and directors and to provide the Compensation Committee and the Board with relevant market data and alternatives to consider when making compensation decisions for the officers and directors. McLagan reports directly to the Compensation Committee and the Compensation Committee is free to replace McLagan or to hire additional consultants from time to time. Neither McLagan nor any of its affiliates provided any other services for us in 2009.

          In the past, the Compensation Committee has directed the compensation consultant to analyze the executive compensation of our Named Executive Officers against the compensation of a group of peer companies, including savings and loan holding companies, bank holding companies, commercial banks and mortgage lending institutions. We use peer group compensation as a guide to establishing executive compensation for related executive roles and experience, but we do not attempt to replicate exactly the peer group averages. The peer companies were selected based on size, market capitalization, scope of operations or other characteristics comparable to our company to ensure that estimated compensation is reasonable and competitive.
          Historically, the Compensation Committee has also established a maximum total compensation at the “target” performance level for each of the Named Executive Officers that is at a specified level of our peer group based on benchmarking studies. The Named Executive Officers were then benchmarked to executives in the peer companies based on two factors: (1) executives with similar salary rank within their respective companies; and (2) executives with similar functional job roles. The Compensation Committee would then compare actual compensation to the peer group to make sure it was in the “target” performance level.
          Due to the Compensation Committee’s decision to suspend performance-based incentive compensation for Named Executive Officers in 2009, however, the Compensation Committee did not conduct a peer group analysis or benchmark compensation in 2009 for any of the Named Executive Officers other than Mr. Campanelli. As discussed in more detail below, in connection with the hiring of Mr. Campanelli in 2009, the Compensation Committee engaged McLagan to conduct a peer group analysis and prepare a competitive benchmark analysis of Mr. Campanelli’s employment agreement by reviewing publicly available compensation data for the peer group.
Mr. Campanelli’s Employment Agreement
          The terms of Mr. Campanelli’s employment agreement were negotiated individually with Mr. Campanelli as an inducement to his employment with our company in September 2009. The term of the employment agreement continues through December 31, 2012, and continues for successive terms of one year thereafter. The company and Mr. Campanelli may terminate the employment agreement by giving notice two months prior to December 31, 2012 and any subsequent year.
          In accordance with the terms of the employment agreement, we entered into a purchase agreement with Mr. Campanelli, dated as of September 29, 2009, pursuant to which Mr. Campanelli agreed to purchase 1,987,500 shares of our common stock at a purchase price of $1.05 per share (the closing price of our common stock on September 28, 2009).
          Pursuant to the employment agreement, the company may grant to Mr. Campanelli (as determined by the Board of Directors or the Compensation Committee, in its sole discretion) restricted shares of our common stock in an amount equal to up to 33% of his annual compensation in a manner consistent with ARRA as a participant in the TARP .
          In addition, on the last day of each of the first 60 months of the term of the employment agreement, we will accrue for the benefit of Mr. Campanelli a supplemental retirement accrual equal to 1.022% of the sum of his base salary and share salary, provided he is still employed by the Company on the date of each such monthly accrual.
          So long as we are subject to the TARP rules, the provisions of the Mr. Campanelli’s employment agreement are subject to and shall be interpreted to be consistent with such requirements.
          As previously discussed, the Compensation Committee engaged McLagan to conduct a peer group analysis and prepare a competitive benchmark analysis of Mr. Campanelli’s employment agreement by reviewing publicly available compensation data for the peer group. The peer group consisted of the following 17 banks, each of which has either a significant focus in mortgage lending business or a comparable size to our company:
•	Associated Banc-Corp

•	BancorpSouth Inc.

•	Bank of Hawaii Corporation

•	BOK Financial Corporation

•	Citizens Republic Bancorp, Inc.

•	City National Corporation

•	Commerce Bancshares Inc.

•	Cullen/Frost Bankers, Inc.

•	First Horizon National Corporation

•	Fulton Financial Corporation

•	International Bancshares Corporation

•	People’s United Financial Inc.

•	TCF Financial Corporation

•	TFS Financial Corporation

•	Valley National Bancorp

•	Whitney Holding Corporation

•	Wilmington Trust Corporation
          The analysis conducted by McLagan included salary, bonus, total cash, long-term awards and total compensation for the principal executive officer of each of the peer group companies. The data in the analysis was obtained from public regulatory disclosures for fiscal year 2008 (which were typically paid out in the first quarter of 2009), including proxy statements, annual reports on Form 10-K and beneficial ownership reports on Form 4. McLagan used an economic value of 25% for all option awards and restricted stock/units were valued using the grant date present value. For all performance and target awards, McLagan used the grant date present value of the target amount as provided by each peer group company.
          As part of its analysis, McLagan displayed the benchmarks for Mr. Campanelli’s annual total compensation as follows:
•	Benchmark 1: Base salary contains the value of the traditional annual cash base salary ($1,900,000), and the share salary ($750,000) and annual discretionary share award ($1,325,000) as part of the long-term incentive; and

•	Benchmark 2: Base salary contains the value of the traditional annual cash base salary ($1,900,000), total cash contains the traditional cash base salary minus the required share purchase (487,500 shares at $1.05 equals $511,875, grossed up for 40% tax rate equals $853,125), and the share salary ($750,000) and annual discretionary share award ($1,325,000) as part of the long-term incentive.
          As part of its assumptions, McLagan used the best case maximum payout scenario for Mr. Campanelli’s 2010 compensation under his employment agreement as the baseline for its benchmark analysis. McLagan also included the historical target-based incentive compensation plan for Mr. Mark Hammond assuming 100% of targets were met as an additional reference point. Mr. Hammond’s historical target total compensation package included the following elements: base salary ($1,000,000), incentive cash bonus ($3,000,000), restricted stock ($1,000,000) and stock appreciation rights ($1,000,000). However, based on the company’s 2008 performance, the plan paid out at 50% of target for the incentive cash bonus only; therefore, Mr. Hammond’s total compensation for 2008 performance was at $2,500,000.
          The amounts above are shown on a pre-tax basis and have not factored in the value of Mr. Campanelli’s supplemental retirement pension as part of McLagan’s analysis.
          The analysis of the 2008 compensation of the peer group companies indicates that the 25th percentile for the total compensation of the chief executive officer is $1,665,319, the 50th percentile is $2,198,322 and the 75th percentile is $3,486,982. Based on McLagan’s analysis, Mr. Campanelli’s total compensation under his employment agreement falls within the 89th percentile among the peer group companies using Benchmark 1 (72nd percentile when using Benchmark 2 as set forth above). We believe this amount provides compensation that is fair and competitive within our industry and provides sufficient total compensation to attract, retain and reward experienced and highly-motivated executives like Mr. Campanelli who can contribute to our long-term growth and profitability of our company. We therefore believe that the compensation terms negotiated with Mr. Campanelli under his employment agreement further our compensation goals and objectives as previously discussed above.
Components of 2009 Executive Compensation
          For the year ended December 31, 2009, the Compensation Committee determined that the executive compensation program should be comprised primarily of base salary. As discussed above, our ability to grant performance-based incentive compensation, which previously was a substantial part of our compensation program, was limited by our participation in the TARP Capital Purchase Program. However, the Compensation Committee included certain other components to our compensation program upon the hiring of Mr. Campanelli in September 2009 in order to be more competitive in the current market. The following discusses each of the components of the compensation of the Named Executive Officers for 2009.
          Base Salary. We provide the Named Executive Officers with a base salary for services rendered during the fiscal year. The Compensation Committee has determined that the base salary for each Named Executive Officer should be based on personal performance, effectiveness, level of responsibility, past and potential future contributions to us, and internal pay equity relationships, with consideration given to the salaries paid to executives of our peer companies having comparable responsibilities. We do not apply any specific weighting to these criteria; rather, the Compensation Committee uses its judgment and discretion in determining these amounts. The base salaries are designed to attract and retain highly qualified executives and are comparable to executives of our peer companies having comparable responsibilities, as well as personal performance, effectiveness, and duties and requirements of each Named Executive Office.

          For 2009, the base salaries were $464,000 for Mr. Borja, $437,500 for Mr. Roslin, $428,754 for Ms. Hammond, and $312,000 for Mr. DiNello. Mr. Campanelli, who was hired in September 2009, received a base salary of $158,333 per month, or $1,900,000 annually, pursuant to the terms of his individually negotiated employment agreement. After December 31, 2012, Mr. Campanelli’s annual base salary will be reviewed for adjustment at the discretion of the Board of Directors annually, but may not be decreased below $1,100,000. Messrs. Thomas Hammond, Mark Hammond and Rondeau received a pro-rated portion of their respective base salaries based upon their date of resignation, or $682,376, $759,617, and $36,975, respectively. In addition, Mr. Hammond was paid $96,153 for the portion of 2009 that he was employed as a non-officer Executive Advisor.
          Share Salary. While our base salaries have historically been paid in cash, the Compensation Committee determined that we should also pay a share salary to the Named Executive Officers. Due to our participation in the TARP Capital Purchase Program, our payment of incentive compensation to the Named Executive Officers is prohibited. The Compensation Committee believes that paying a shares salary to the Named Executive Officers will address issues caused by the constraints on paying incentive compensation and allow us to remain competitive for executive talent. Specifically, we will pay the shares of common stock each pay period under our 2006 Equity Incentive Plan based upon the closing price on the date of grant. Pursuant to the terms of his individually negotiated employment agreement, Mr. Campanelli’s share salary in 2009 was $62,500 per month, or $750,000 annually, and will remain at that level until December 31, 2012. Thereafter, his annual share salary shall be reviewed for increase (but not decrease) at the discretion of the Board of Directors annually. The other Named Executive Officers did not receive stock salaries in 2009.
          Flagstar Bank 401(k) Plan. We provide a 401(k) plan to the Named Executive Officers that is generally available to all of our employees. Under the 401(k) plan, eligible employees may contribute up to 60% of their annual compensation, subject to a maximum amount prescribed by law. The maximum annual contribution was $16,500 for 2009, or $22,000 for participants who were 50 years old or older in 2009. We have historically provided a matching contribution up to 3% of an employee’s annual contribution up to a maximum of $7,350, however, the matching contribution was suspended for all employees effective October 1, 2009. In 2009, the amount we provided in matching contributions to our Named Executive Officers was as follows: $7,350 for each Messrs. Borja, Roslin and Ms. Hammond and $7,029 for Mr. DiNello.
          Supplemental Retirement Pension. As part of Mr. Campanelli’s employment agreement, we accrue for his benefit, on the last day of each of the first 60 months of the employment agreement, a supplemental retirement accrual equal to 1.022% of the sum of the base salary and share salary. This pension was negotiated with Mr. Campanelli’s employment agreement, and the Compensation Committee determined that it is reasonable for a chief executive officer at a financial institution to receive a pension. The pension is designed to provide income to Mr. Campanelli following his retirement and was individually negotiated with him in connection with his employment agreement in order to induce him to join our company as chief executive officer. The amount accrued for Mr. Campanelli in 2009 totaled $930,462. In 2009, no other Named Executive Officer received a supplemental retirement pension.
          Perquisites. In 2009, we did not provide any perquisites to any of our Named Executive Officers other than Mr. Campanelli. We provide perquisites that the Compensation Committee believes to be reasonable and consistent with our compensation program to Mr. Campanelli. These perquisites, which were negotiated with Mr. Campanelli’s employment agreement as an inducement to his employment with us, include reimbursement of his commuting expenses from his residence in Connecticut to our headquarters in Michigan and, while in Michigan, the use of an automobile owned by us and a housing allowance. The value of such perquisites in 2009 totaled $23,170. The Compensation Committee considered these perquisites reasonable, because it enabled us to recruit Mr. Campanelli to serve as our Chief Executive Officer.
          Other Benefits. We also provide medical, dental and life insurance to our Named Executive Officers, which are benefits generally available to all of our employees. In 2009, we provided paid time off to Messrs. Roslin and DiNello. We discontinued the provision of paid time off for all executive officers in 2010 (which was the case for Messrs. Hammond, Mr. Borja and Ms. Hammond in prior years). In connection with such discontinuance, we paid the cash value of the accrued paid time off to the affected employees, including Messrs. Roslin and DiNello who were not senior executive officers for purposes of the TARP Capital Purchase Program in 2010. The amount paid to Mr. Roslin was $34,955, and the amount paid to Mr. DiNello was $8,640.

Severance and Change-in-Control Benefits
          Under the terms of the 2006 Equity Incentive Plan, certain of our employment agreements and our change-in-control agreements, the Named Executive Officers are entitled to payments and benefits upon the occurrence of certain events. The terms of these arrangements, as well as an estimate of compensation that would have been payable had they been triggered as of fiscal year-end following a change-in-control, are described in detail in the section entitled “EXECUTIVE COMPENSATION — Potential Payment Upon Termination or Change-In-Control” on page 32 of this Proxy Statement. The Compensation Committee also analyzed the employment agreements of some companies in our peer group in setting the amounts payable and the triggering events under the arrangements. Notwithstanding the foregoing, on January 30, 2009, the Named Executive Officers entered into agreements implementing of the restrictions required under the TARP Capital Purchase Program, which, in most cases, prohibits the payment of severance and change-in-control benefits. The employment agreement that we entered into with Mr. Campanelli in 2009 does not include any severance and change-in-control benefits.
          While such benefits are not currently effective, the Compensation Committee believes that, in order to attract and retain the best management talent, companies should provide reasonable severance and change-in-control benefits to senior executive officers. As with any public company, it is always possible that changes to management could occur. The Compensation Committee believes that the threat of such an occurrence can result in significant distractions of key management personnel because of the uncertainties inherent in such a situation. The retention of key management personnel is essential to and in our and our stockholders’ best interests, and reasonable severance and change-in-control benefits help ensure their continued dedication and efforts in such event without undue concern for their personal, financial and employment security. Further, the Compensation Committee believes that severance benefits should reflect the fact that it may be difficult for senior executive officers to find comparable employment within a short period of time, and they also serve to help disentangle the company from the former employee as soon as practicable. However, until we are no longer subject to the restrictions under the TARP Capital Purchase Program, such benefits are not effective.
          On January 30, 2009, Mr. Rondeau resigned from his position as our Executive Vice President. In connection with the resignation, we entered into a Severance Agreement with Mr. Rondeau pursuant to which we paid a severance payment equal to the sum of two years base salary plus two years of targeted bonus, for a total severance payment of $962,531. In consideration for the severance payment, Mr. Rondeau waived any and all rights to any other compensation or benefits to which he may have otherwise been entitled under his Employment Agreement or for any other reason. As of his resignation on January 30, 2009, the restrictions under the TARP Capital Purchase Program and ARRA were not yet in effect or announced, and the Company believed that the severance payment was reasonable because it reduced the amount that otherwise would have been payable to Mr. Rondeau.
Stock Ownership Guidelines
          To align the interests of our executive officers with the interests of our stockholders, we require that each senior officer maintain a minimum ownership in us. Currently, all of our senior officers, including the Named Executive Officers, are expected to own at least 100 shares of our common stock, which includes shares held in an account under our 401(k) plan. Currently, the Named Executive Officers own less than 1% of our outstanding common stock in the aggregate, and the individual Named Executive Officers own the amounts set forth in the section entitled “SECURITY OWNERSHIP OF MANAGEMENT” in this Proxy Statement. The stock ownership percentage currently reflects turnover in our management team, including the resignations of members of the founding family, and the multiple investments in our common stock made by MP Thrift in 2009. We believe that the Named Executive Officers’ interests are sufficiently aligned with our stockholders based upon current stock ownership percentages, and we believe that the provisions of a share salary will further align our stockholders’ interests with the Named Executive Officers.
Equity Granting Process
          Grants of stock options, restricted stock and other equity awards to our executive officers and other employees are approved by the Compensation Committee at regularly scheduled meetings, or occasionally by unanimous written consent. If approval is made at a meeting, the grant date of the award is the date of the meeting; if approval is by unanimous written consent, the grant date of the award is the day the last Compensation Committee member signs the written consent.
          We have no practice of timing grants of stock options, restricted stock and other equity awards to coordinate with the release of material non-public information, nor have we timed the release of material non-public information for the purpose of affecting the value of any executive compensation.

Tax and Accounting Implications
          The financial reporting and income tax consequences to us of individual compensation elements are important considerations for the Compensation Committee when it is analyzing the overall level of compensation and the mix of compensation among individual elements. Overall, the Compensation Committee seeks to balance its objective of ensuring an effective compensation package for the Named Executive Officers with the need to maximize the immediate deductibility of compensation—while ensuring an appropriate (and transparent) impact on reported earnings and other closely followed financial measures.
          The executive compensation program has historically been structured to allow us to comply with Code Section 162(m), if we desire to protect deductibility of compensation, and Section 409A of the Code. Section 162(m) of the Code generally provides that we may not deduct compensation that is paid to certain individuals each year of more than $1,000,000 per individual. As a result of our participation in the TARP Capital Purchase Program, however, for as long as the Treasury holds our preferred stock, the Section 162(m) compensation deduction limit is reduced to $500,000 annually, and the exception for performance based pay not counting against this limit will not be available to us. Currently, we do not intend to limit compensation to certain covered executives to the $500,000 deduction limit, although we will not be able to claim a deduction for such excess payments. We believe that amounts paid in excess of $500,000, including amounts attributable to stock salary, and the cost of the lost tax deduction, are justifiable in order for us to effectively motivate, retain, and remain competitive with peer financial institutions. Under Code Section 409A, any nonqualified deferred compensation subject to and not in compliance with such provision will become immediately taxable to the employee and the employee will be subject to a federal excise tax. We believe our deferred compensation arrangements are in compliance with Code Section 409A.
          Beginning on January 1, 2006, we began accounting for stock-based payments in accordance with the requirements of SFAS No. 123R. Under SFAS No. 123R, all share-based payments to employees, including grants of employee stock options, are recognized as compensation expense in the consolidated statement of earnings. The amount of compensation expense is determined based on the fair value of the equity award when granted and is expensed over the required service period, which is normally the vesting period of the equity award.
COMPENSATION COMMITTEE REPORT
          The Compensation Committee is responsible for establishing and evaluating the policies that govern executive compensation and for recommending the components and structure of executive compensation. In 2009, the components of the Company’s executive compensation program included:
•	base salary;

•	share salary;

•	401(k) plan;

•	a supplemental retirement pension; and

•	perquisites and other benefits.
          The Compensation Committee met with the acting Chief Risk Officer to analyze the relationship between risk management policies and practices and the compensation program for the Named Executive Officers. Among the risks considered by the Compensation Committee were credit risk, interest rate risk, market risk, legal risk, operational risk and reputational risk. In order to mitigate these risks, the Company uses a number practices, including:
1.	The compensation program components were not tied to short term performance factors;

2.	The Company did not provide incentive compensation in 2009 to the Named Executive Officers;

3.	Under the TARP Capital Purchase Program, incentive compensation for senior executive officer’s is limited to restricted stock, none of which has yet been issued, and if issued, would typically not vest for several years, in an amount not to exceed one-third of the officer’s total annual compensation;

4.	Certain compensation is subject to recovery, or clawback, if found to be based on materially inaccurate financial statements or other materially inaccurate performance criteria; and

5.	The overall level of incentive compensation the Company awards is not excessive compared to incentive compensation awarded to employees of comparable institutions.
          In addition to compensation for the Named Executive Officers, the Compensation Committee also monitors the compensation program for all employees, including the 25 most highly compensated, irrespective of title. The Compensation Committee reviews the design and function of the compensation program along with the risks associated. The Compensation Committee also monitors performance under the compensation program. Significant modifications to the compensation program are communicated to and approved by the Compensation Committee. The compensation program was reviewed by internal and external legal counsel for compliance with TARP Capital Purchase Program and the American Recovery and Reinvestment Act of 2009, as well as the enterprise risk department under the guidance of the acting Chief Risk Officer and the internal audit department.
          In 2009, after the Department of the Treasury published the interim final rule for companies that participated in the TARP Capital Purchase Program and which had not repaid TARP Capital Purchase Program funds, the Compensation Committee conducted a broad review of the current compensation program to ensure that it did not subjected the Company to unnecessary or excessive risk, or encouraged employees to manipulate the Company’s earnings. The review of the compensation program included many factors: performance metrics within the plan; whether the plan contains caps or maximums on each participant’s incentive opportunity; clawback provisions; discretion to reduce or eliminate payouts; and risk mitigating factors of each plan. As a result of this review, the Company made a number of changes to the design and function of the compensation program going forward. Internal and external legal counsel has reviewed the new compensation program to ensure it is in compliance with all of the provisions contained in the interim final rule. The revised compensation program went into effect January 1, 2010.
          As a result of that evaluation, the Compensation Committee certifies that:
1.	The Compensation Committee has reviewed with the acting Chief Risk Officer the senior executive officer compensation plans and the Compensation Committee has made all reasonable efforts to ensure that these plans do not encourage senior executive officers to take unnecessary and excessive risks that threaten the value of the Company;

2.	The Compensation Committee has reviewed with the acting Chief Risk Officer the employee compensation plans and has made all reasonable efforts to limit any unnecessary risks these plans pose to the Company; and

3.	The Compensation Committee has reviewed the employee compensation plans to eliminate any features of these plans that would encourage the manipulation of reported earnings of the Company to enhance the compensation of any employee.
          The Compensation Committee, as long as the Company has outstanding debt or equity securities (but excluding any warrants to purchase common stock) issued to the Department of the Treasury under the TARP Capital Purchase Program, will discuss, evaluate and review, at least semiannually with the Chief Risk Officer, all such compensation to ensure ongoing compliance with the TARP Capital Purchase Program including without limitation, any limits imposed by the TARP Capital Purchase Program with respect to incentive compensation that may be paid to any employee.
          The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement for filing with the Securities and Exchange Commission.
THE COMPENSATION COMMITTEE
David J. Matlin
Gregory Eng
Dr. James D. Coleman
EXECUTIVE COMPENSATION
          The following table sets forth information with respect to the compensation paid to or earned by, during the fiscal year ended December 31, 2009, our Chief Executive Officer, former Chief Executive Officer, Chief Financial Officer, each of the other three most highly compensated executive officers who were serving as of December 31, 2009, and two individuals for whom disclosure would have been required but for the fact that such individuals were not serving as executive officers as of December 31, 2009 (“Named Executive Officers”), in all capacities in which they served.
          The Named Executive Officers were not entitled to receive payments which would be characterized as “Bonus” payments for any of the last three fiscal years. Amounts listed under the columns entitled “Stock Awards,” “Option Awards,” and “Non-Equity Incentive Plan Compensation” were determined by the Compensation Committee and paid under the 2006 Equity Incentive Plan; however, we did not make any payments in 2009 that would be included in these columns. Joseph P. Campanelli, our Chairman of the Board, President and Chief Executive Officer, has a supplemental employee retirement plan included in his employment agreement, and such amounts accrued in 2009 are included in the column entitled “Change in Pension Value and Nonqualified Deferred Compensation Earnings.” All other compensation, including compensation paid after a Named Executive Officer resigned as an executive officer, is included in the column entitled “All Other Compensation.”

Summary Compensation Table

						Change in
						Pension Value
						and
					Non-Equity	Nonqualified
					Incentive Plan	Deferred
			Stock	Option	Compensation	Compensation	All Other
Name and Principal Position(s)	Year	Salary	Awards (1)	Awards (2)	(3)	Earnings	Compensation		Total

Joseph P. Campanelli	2009	$647,883	$—	$—	$—	$930,462 (4)	$23,170	(5)	$1,601,515
Chairman of the Board, President and Chief Executive Officer

Paul D. Borja	2009	$464,243	$—	$—	$—	$—	$7,350	(6)	$471,593
Executive Vice President and	2008	$464,243	$37,242	$1,664	$150,000		$6,900		$660,049
Chief Financial Officer	2007	$435,279	$38,332	$1,061	$159,000		$13,950		$647,622

Matthew I. Roslin(10)	2009	$443,269	$—	$—	$—	$—	$42,305	(6)(7)	$450,619
Executive Vice President and Chief Legal Officer

Kirstin A. Hammond	2009	$428,754	$—	$—	$—	$—	$7,350	(6)	$436,104
Executive Vice President	2008	$428,754	$26,068	$1,164	$105,000		$6,900		$567,886
	2007	$392,550	$26,841	$742	$111,300		$11,550		$542,983

Alessandro DiNello(10)	2009	$312,000	$—	$—	$—	$—	$15,990	(6)	$435,499
Executive Vice President

Mark T. Hammond	2009	$730,769	$—	$—	$—	$—	$132,350	(6)(8)	$863,119
Former Vice Chairman,	2008	$1,000,000	$372,415	$—	$1,500,000		$6,900		$2,879,315
President and Chief	2007	$841,432	$383,375	$—	$1,590,000		$24,750		$2,839,557
Executive Officer

Thomas J. Hammond	2009	$658,462	$—	$—	$—	$—	$7,350	(6)	$665,811
Former Chairman of the Board	2008	$800,000	$223,452	$—	$900,000		$6,900		$1,930,352
	2007	$627,750	$230,033	$—	$954,000		$6,750		$1,818,533

Robert O. Rondeau, Jr.	2009	$36,975	$—	$—	$—	$—	$963,640	(6)(9)	$1,000,615
Former Executive Director	2008	$384,540	$13,034	$—	$105,000		$6,900		$509,474
	2007	$361,690	$26,841	$—	$111,300		$18,750		$518,581

(1)	The amounts in this column reflect the aggregate grant date fair value of stock awards during the last three fiscal years computed in accordance with FASB ASC Topic 718. For a discussion of the assumptions made in the valuation of the restricted stock unit awards reported in this column, please see footnote 30 to our audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008, which is incorporated herein by reference.

(2)	The amounts in this column reflect the aggregate grant date fair value of option awards during the last three fiscal years computed in accordance with FASB ASC Topic 718. For a discussion of the assumptions made in the valuation of the restricted stock unit awards reported in this column, please see footnote 30 to our audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008, which is incorporated herein by reference.

(3)	Because no performance based compensation was paid for the fiscal year ended December 31, 2009 under the 2006 Equity Incentive Plan, the amounts reflected in this column represent only performance based compensation paid to the Named Executive Officers for the fiscal years ended December 31, 2008 and 2007 pursuant to such plan.

(4)	The amount reflected in this column for Mr. Campanelli includes the change in pension values for fiscal year ended December 31, 2009. For the assumptions used to determine the change in the pension value, see the section entitled “EXECUTIVE COMPENSATION – Pension Benefit for Fiscal Year 2009” in this Proxy Statement.

(5)	The amount reflected in this column for Mr. Campanelli includes the costs incurred by us in connection with providing the perquisites of, each in the aggregate, an automobile allowance of $4,874, a housing allowance of $1,345, travel expenses of $16,951 in connection with personal travel to and from our headquarters in Troy, MI and his personal residence in Connecticut.

(6)	The amounts reflected in this column for the fiscal year ended December 31, 2009 include matching contributions made pursuant to the Flagstar Bank 401(k) Plan in the amounts of $7,350 for Messrs. Borja, Roslin, and Ms. Hammond, $7,029, for Mr. DiNello, $7,350 for Mr. Mark Hammond, $7,350 for Mr. Thomas Hammond, and $1,109 for Mr. Rondeau.

(7)	The amounts reflected in this column for the fiscal year ended December 31, 2009 include the payment of accrued paid time off paid in cash in the amounts of $34,955 to Mr. Roslin and $8,640 to Mr. DiNello.

(8)	The amount reflected in this column for Mr. Mark Hammond for the fiscal year ended December 31, 2009 includes $125,000 paid pursuant to the Amendment to Employment Agreement in effect subsequent to his resignation as President and Chief Executive Officer. Mr. Mark Hammond was a non-officer Executive Advisor from September 30, 2009 until December 7, 2009.

(9)	The amount reflected in this column for Mr. Rondeau for the fiscal year ended December 31, 2009 includes $962,531 paid pursuant to a severance agreement executed at the time of his resignation on January 30, 2009

(10)	Although Messrs. Roslin and Dinello were executive officers of the Company and the Bank prior to 2009, they did not qualify as Named Executive Officers in 2008 or prior and, accordingly, the above table does not include any compensation data for those periods.
Grants of Plan Based Awards
          As described in the “COMPENSATION DISCUSSION AND ANALYSIS,” there was no performance-based incentive compensation awarded to the Named Executive Officers for the fiscal year ended December 31, 2009.

Outstanding Equity Awards at Fiscal Year-End

	Option Awards				Stock Awards
						Market
	Number of	Number of			Number of	Value of
	Securities	Securities			Shares or	Shares or
	Underlying	Underlying			Units of	Units of
	Unexercised	Unexercised	Option	Option	Stock That	Stock That
	Options	Options	Exercise	Expiration	Have not	Have Not
Name	Exercisable	Unexercisable	Price	Date	Vested	Vested

Joseph P. Campanelli	—	—	—	—	—	—

Paul D. Borja					3,863	$2,318 (1)
	11,572	11,572	6.86	1/24/2015		(2)
	13,635	4,547	14.48	1/30/2014		(3)
	16,856		16.28	2/3/2013		(4)
	11,429		19.35	5/25/2015		(5)

Matthew I. Roslin					1,545	$927 (1)
	4,630	4,628	6.86	1/24/2015		(2)
	5,455	1,818	14.48	1/30/2014		(3)
	4,495		16.28	2/3/2013		(4)

Kirstin A. Hammond					2,704	$1,622 (1)
	8,101	8,101	6.86	1/24/2015		(2)
	9,546	3,181	14.48	1/30/2014		(3)
	11,237		16.28	2/3/2013		(4)
	12,557		20.73	1/24/2015		(6)
	18,210		22.68	2/10/2014		(7)
	36,420		12.27	3/18/2013		(8)
	27,282		11.80	6/18/2012		(9)
	11,250		5.01	5/22/2011		(10)

Alessandro DiNello					1,545	$927 (1)
	4,630	4,628	6.86	1/24/2015		(2)
	5,455	1,818	14.48	1/30/2014		(3)
	4,495		16.28	2/3/2013		(4)
	5,023		20.73	1/24/2015		(6)
	6,064		22.68	2/10/2014		(7)
	12,128		12.27	3/18/2013		(8)
	12,800		11.80	6/18/2012		(9)
	5,400		5.01	5/22/2011		(10)
	22,500		1.76	7/3/2010		(11)
	11,250		1.96	6/19/2010		(12)

Mark T. Hammond (13)
	57,861	173,580	6.86	1/24/2015		(2)
	45,455	136,363	14.48	1/30/2014		(3)
	29,966	89,900	16.28	2/3/2013		(4)
	133,937		20.73	1/24/2015		(6)
	145,144		22.68	2/10/2014		(7)
	292,288		12.27	3/18/2013		(8)
	380,000		11.80	6/18/2012		(9)
	35,226		5.01	5/22/2011		(10)

Thomas J. Hammond (14)
	34,717	104,148	6.86	1/24/2015		(2)
	27,273	81,818	14.48	1/30/2014		(3)
	21,070	63,211	16.28	2/3/2013		(4)
	100,452		20.73	1/24/2010		(6)

Robert O. Rondeau, Jr.	—	—	—	—	—	—

(1)	Represents restricted stock granted on January 24, 2008. The restricted stock grants vest in two equal parts starting on the first anniversary of the Grant Date and fully vested as of January 24, 2010. The values contained in these rows were calculated by multiplying the number of shares by $0.60, which was the closing price of our common stock reported on the NYSE on the last trading day of 2009.

(2)	Represents stock appreciation rights issued on January 24, 2008. The stock appreciation rights vest in four equal parts beginning January 24, 2009 and each one-year anniversary afterwards through 2012. The stock appreciation rights are required to be settled in cash.

(3)	Represents stock appreciation rights issued on January 24, 2007. The stock appreciation rights vest in four equal parts beginning January 24, 2008 and each one-year anniversary afterwards through 2011. The stock appreciation rights are required to be settled in cash.

(4)	Represents a stock option award issued May 25, 2005. The options were scheduled to vest in four equal parts starting on the first anniversary of the Grant Date. However, the options are fully vested after our accelerated vesting of all out of the money options at December 31, 2005. The primary purpose of the accelerated vesting was to enable us to avoid recognizing future compensation expenses associated with accelerated stock options as a result of our adoption in 2006 of SFAS No. 123R.

(5)	Represents stock appreciation rights issued on May 25, 2006. The stock appreciation rights vest in four equal parts beginning February 3, 2007 and each one-year anniversary afterwards through 2010. The stock appreciation rights are required to be settled in cash.

(6)	Represents a stock option award issued January 24, 2005. The options were scheduled to vest in four equal parts starting on the first anniversary of the Grant Date. However, the options are fully vested after our accelerated vesting of all out of the money options at December 31, 2005.

(7)	Represents a stock option award issued February 10, 2004. The options were scheduled to vest in four equal parts starting on the first anniversary of the Grant Date. However, the options are fully vested after our accelerated vesting of all out of the money options at December 31, 2005. The primary purpose of the accelerated vesting was to enable us to avoid recognizing future compensation expenses associated with accelerated stock options as a result of our adoption in 2006 of SFAS No. 123R.

(8)	Represents a stock option award issued March 18, 2003. The options vest in four equal parts starting on the first anniversary of the Grant Date and are fully vested. The primary purpose of the accelerated vesting was to enable us to avoid recognizing future compensation expenses associated with accelerated stock options as a result of our adoption in 2006 of SFAS No. 123R.

(9)	Represents a stock option award issued June 18, 2002. The options vested in four equal parts starting on the first anniversary of the Grant Date and are fully vested.

(10)	Represents a stock option award issued May 22, 2001. The options vested in four equal parts starting on the first anniversary of the Grant Date and are fully vested.

(11)	Represents a stock option award issued July 3, 2000. The options vested in four equal parts starting on the first anniversary of the Grant Date and are fully vested.

(12)	Represents a stock option award issued June 19, 2000. The options vested in four equal parts starting on the first anniversary of the Grant Date and are fully vested.

(13)	Mr. Mark Hammond’s stock appreciation rights and stock options expired on March 7, 2010.

(14)	Mr. Thomas Hammond’s stock appreciation rights and stock options expired on January 22, 2010.

Option Exercises and Stock Vested During Fiscal Year

	Option Awards		Stock Awards
	Number of		Number of
	Shares	Value	Shares	Value
	Acquired	Realized	Acquired	Realized
Name	On Exercise	On Exercise	On Vesting	On Vesting

Joseph P. Campanelli	—	$—	—	$—

Paul D. Borja	—	$—	3,303	$3,985

Matthew I. Roslin	—	$—	1,321	$1,594

Kirstin A. Hammond	—	$—	2,312	$2,790

Alessandro DiNello	—	$—	1,321	$1,594

Mark T. Hammond	—	$—	33,744	$39,856

Thomas J. Hammond	—	$—	19,823	$23,914

Robert O. Rondeau, Jr.	—	$—	2,312	$2,790
Employment Agreements
          Joseph P. Campanelli. On September 29, 2009, we entered into an employment agreement with Mr. Campanelli pursuant to which Mr. Campanelli joined us as President and Chief Executive Officer. Pursuant to the terms of the employment agreement, Mr. Campanelli’s base salary from September 29, 2009 until December 31, 2009 (the “Stub Period”) was $158,333 per month, and from the end of the Stub Period until December 31, 2012 (the “Initial Term”) is $1,900,000 annually. In addition, the employment agreement provides that Mr. Campanelli will be paid a share salary of $62,500 per month during the Stub Period and $750,000 annually during the Initial Term. Following the Initial Term, the annual base salary and share salary shall be reviewed for adjustment at the discretion of the Board annually (but the base salary may not be decreased below $1,100,000 and the share salary may not be decreased). The employment agreement may be terminated by the Company and Mr. Campanelli by giving notice two months prior to the end of the Initial Term and any subsequent year. Mr. Campanelli is also eligible to receive a restricted stock grant in an amount equal up to 33% of his annual compensation at the Board’s discretion, and on the last day of each of the first 60 months of the employment agreement, we will accrue for the benefit of Mr. Campanelli, a supplemental retirement accrual equal to 1.022% of the sum of the base salary and share salary, provided Mr. Campanelli is still employed. Mr. Campanelli is entitled to reimbursement of all business expenses that are reasonable and appropriate and such other fringe and other benefits and prerequisites as are regularly and generally provided to other senior executives. The employment does not provide termination or change-in-control benefits and is subject to and shall be interpreted to be consistent with TARP Capital Purchase Program.
          Named Executive Officers. With respect to Named Executive Officers other than Mr. Campanelli and Mr. DiNello, we entered into amended and restated employment agreements effective as of January 1, 2007, amended such agreements on December 31, 2008 to comply with the requirements of Code Section 409A, and further amended such agreements on January 30, 2009 to comply with the executive compensation requirements applicable to us under the TARP Capital Purchase Program, as discussed under the heading “COMPENSATION DISCUSSION AND ANALYSIS — Impact of Our Participation in the TARP Capital Purchase Program” above. The agreements for Messrs. Thomas J. Hammond, Mark T. Hammond and Robert O. Rondeau terminated in 2009.
          The initial term of each agreement was three years, and, on January 1 of each year, the term of each agreement may be extended for an additional one-year period upon approval of the Board. The agreements were last extended by the Board in December 2008 so they currently terminate on December 31, 2011. The current base salaries for the Named Executive Officers that are employed by us are $500,000 for Paul D. Borja, $475,000 for Matthew I. Roslin, and $428,754 for Kirstin A. Hammond. In addition, the share salaries for the Named Executive Officers that are currently employed by us are $250,000 for Paul D. Borja, $300,000 for Matthew I. Roslin, and $200,000 for Kirstin A. Hammond. The base salaries and share salaries will be reviewed annually, and the Named Executive Officers may participate in any plan we maintains for the benefit of our employees, including discretionary bonus plans, a profit-sharing plan, retirement and medical plans, and customary fringe benefits. Each of the agreements contains provisions for termination and change-in-control benefits, and such provisions are described in “EXECUTIVE COMPENSATION — Potential Payment Upon Termination or Change-in-Control” below.

          Alessandro DiNello. We have entered into a change-in-control agreement with Mr. Dinello effective as of December 31, 2008, which provides benefits in the case of a termination after a change-in-control as described in “EXECUTIVE COMPENSATION — Potential Payment Upon Termination or Change-in-Control” below. However, we have not entered into an employment agreement with Mr. DiNello. The base salary and share salary approved from Mr. DiNello are $350,000 and $200,000, respectively, and will be reviewed annually. Mr. DiNello may participate in any plan we maintains for the benefit of our employees, including discretionary bonus plans, a profit-sharing plan, retirement and medical plans, and customary fringe benefits. Each of the agreements contains provisions
          The Board believes that these agreements assure fair treatment of the Named Executive Officers in relation to their careers, providing them with a limited form of financial security while committing them to future employment for the term of their respective agreements.
Pension Benefit for Fiscal Year 2009
          The following table sets forth information with respect to the Supplemental Executive Retirement Plan (“SERP”) that provides for payments or other benefits to the named executive officer at, following, or in connection with retirement.

			Present Value of
Named Executive		Number of Years	Accumulated	Payments During
Officer	Plan Name	Credited Service(1)	Benefit(2)	Last Fiscal Year
Joseph P. Campanelli	Supplemental	0.25	$930,462	—
	Executive
	Retirement Plan

(1)	Mr. Campanelli’s benefit is based on monthly accruals as described under the heading “Supplemental Executive Retirement Plan” below, as opposed to years of credited service. The number listed in this column indicates the number of monthly accruals Mr. Campanelli has accrued as of December 31, 2009, divided by 12 to be expressed in years.

(2)	In the calculation of Mr. Campanelli’s Supplemental Executive Retirement Plan benefit, the following is assumed: a discount rate of 4.25% based on 30-year T-Bond rates during September 2009.
          Supplemental Executive Retirement Plan. We maintain SERP for the benefit of Mr. Campanelli. The SERP is a non-tax-qualified defined benefit pension plan designed to ensure the payment of a competitive level of retirement income and disability and death benefits to Mr. Campanelli. The Compensation Committee has determined that the benefits are in line with market practice, comply with the requirements of Section 409A, the Internal Revenue Service and Department of the Treasury regulations, and any requirements applicable to us under the TARP Capital Purchase Program. Benefits payable under the SERP are an unfunded obligation of us.
          The SERP provides a lump sum payment equal to the actuarial equivalent of an accrued annual benefit payable for 23 years. The annual benefit is the sum of monthly accruals of 1.022% of Mr. Campanelli’s eligible compensation, for a maximum of 60 months provided Mr. Campanelli is employed by us on the date of each such monthly accrual. Eligible compensation includes base salary and share salary. The accrued annual benefit equals the annual benefit less any other retirement benefits provided and funded by us, as well as 50% of the benefits to which Mr. Campanelli is entitled from Social Security.
          The SERP also provides for benefits in the event of Mr. Campanelli’s death or disability (as defined in Internal Revenue Code Section 409A and accompanying regulations). In the event of either death or disability, Mr. Campanelli or, if applicable, Mr. Campanelli’s beneficiary will receive a lump sum payment equal to the actuarial equivalent present value of the benefit that would otherwise be paid to Mr. Campanelli at age 62.
          Mr. Campanelli shall be vested in his monthly accruals on the date of such accrual. Benefits are payable at the later of age 62 or separation from service. All benefits under the SERP are forfeited in the event Mr. Campanelli’s employment is terminated for “cause” as defined in the SERP. “Cause” generally means any termination due to a violation of Mr. Campanelli’s employment agreement, gross misconduct or fraud that is injurious to us, felony, or becoming disqualified or barred by any governmental or self-regulatory authority from employment with us in his current position.

Potential Payment Upon Termination or Change-in-Control
          On January 30, 2009, we sold preferred stock, and a warrant to purchase common stock, to the Treasury pursuant to the TARP Capital Purchase Program. Pursuant to the regulations adopted by the Treasury to implement TARP, we are prohibited from paying compensation that certain of the Named Executive Officers might receive in connection with a termination or change-in-control. Specifically, we are prohibited from paying any “golden parachute” payments to certain of the Named Executive Officers related to a termination or change-in-control of us. Generally, all payments as a result of a termination or change-in-control are prohibited unless previously earned, paid under a pension plan, paid in connection with a death or disability, or required by law. This prohibition greatly impacts compensation arrangements with certain of our Named Executive Officers as discussed below. Messrs. Roslin and DiNello were not subject to the TARP restrictions during the fiscal year ended December 31, 2009. However, we are subject to additional restrictions on the payment of “golden parachute” payments pursuant to our supervisory agreement with the Office of Thrift Supervision.
          The benefits payable to each Named Executive Officer upon a termination or change-in-control depend upon whether it was a voluntary termination, termination for just cause, termination for disability, death or retirement, not-for-cause termination, constructive termination, change-in-control, or involuntary or constructive termination in connection with a change-in-control. The information below describes the agreements as they were in effect on December 31, 2009.
          Employment and Change-in-Control Agreements. As discussed above, each of the Named Executive Officers is subject to an employment agreement or a change-in-control agreement.
          Joseph P. Campanelli. Pursuant to our employment agreement with Mr. Campanelli, either party may terminate the agreement at any time and there are no termination or change-in-control benefits.
          Alessandro DiNello. Pursuant his change-in-control agreement, Mr. DiNello would be paid severance benefits in the event he was terminated within 90 days after any change-in-control of us, with certain exceptions. Mr. DiNello would be paid, within 10 days of such termination, a lump sum amount equal to one times the highest base annual salary and highest annual cash bonus in effect during the 12 month period prior to the change-in-control.
          Named Executive Officers. Pursuant to the employment agreements with the Named Executive Officers other than Messrs. Campanelli and DiNello, the termination and change-in-control benefits are as follows:
•	Voluntary Termination or Termination for “Just Cause.” The employment agreements may be terminated by us for “just cause” or by the Named Executive Officer voluntarily. Under the employment agreements, termination for “just cause” means termination because of the Named Executive Officer’s personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule or regulation, or final cease-and-desist order, or material breach of any provision of the agreement. In each case, no severance benefits are available.

•	Disability. No severance benefits are available.

•	Death. In the event of the Named Executive Officer’s death, the Named Executive Officer’s estate will be entitled to six months base salary payable in a lump sum, accrued and unpaid discretionary bonus payable in a lump sum, and continuation of health benefits for six months.

•	Retirement. No severance benefits are available.

•	Termination Not “For Cause” or Constructive Termination. If we terminate the Named Executive Officer without just cause or constructively terminate the Named Executive Officer, such officer will be entitled to a lump sum payment equal to twelve months salary payable within 45 days of the Named Executive Officer’s termination. The Named Executive Officer will also receive the amount of performance-based incentive compensation under the 2006 Equity Incentive Plan that would have been payable during the year of termination, determined assuming the Named Executive Officer’s employment had not terminated, prorated based on the number of days of actual employment. We will pay the performance-based incentive compensation to the terminated Named Executive Officer at the same time it pays other participants entitled to performance-based incentive compensation, provided, however, the payment is made in a manner to avoid it being treated as nonqualified deferred compensation under Code Section 409A. Additionally, the Named Executive Officer is additionally entitled to continued participation in our health benefit plans through the expiration date of the employment agreement with us paying our share of the premiums for medical benefits through the COBRA period. “Constructive termination” includes the following events that have not been consented to in advance by the Named Executive Officer in writing: (i) the requirement that the Named Executive Officer perform his or her principal executive functions more than 50 miles from his or her primary office; (ii) a material reduction in the Named Executive Officer’s base compensation as then in effect; (iii) any material breach by us of the Named Executive Officer’s employment contract; or (iv) a material reduction in the Named Executive Officer’s duties, authority or responsibilities.

•	Involuntary or Constructive Termination in connection with a Change-in-Control. The employment agreements provide that in the event of the Named Executive Officer’s involuntary termination or constructive termination of employment in connection with, or within one year after, any change-in-control of us, other than for “just cause,” the Employee will be paid a specified amount within 45 days of the date of such termination. The Named Executive Officer would be entitled to a lump sum amount equal to the difference between (i) 2.99 times his or her “base amount,” as defined in Section 280G(b)(3) of the Code, and (ii) the sum of any other parachute payments, as defined under Section 280G(b)(2) of the Code, that the employee receives on account of the change-in-control. We will also continue to pay his or her share of health insurance premiums for six months. Examples of other parachute payments include unvested stock options granted under the 1997 Employees and Directors Stock Option Plan or the 2006 Equity Incentive Plan that are accelerated, unvested restricted stock granted under the 2000 Stock Incentive Plan or the 2006 Equity Incentive Plan that is accelerated, performance-based incentive compensation awards under the 2006 Equity Incentive Plan that may be paid out at the target level, and unvested stock appreciation rights granted under the 2006 Equity Incentive Plan that are accelerated.
          2006 Equity Incentive Plan. As discussed above, each of the Named Executive Officers is subject to an employment agreement or a change-in-control agreement. The termination and change-in-control benefits under the 2006 Equity Incentive Plan are as follows:
          Voluntary Termination or Termination for “Just Cause.” The Named Executive Officer may exercise vested stock options and stock appreciation rights within three months following a voluntary termination but not a “just cause” termination by us; however, the unvested stock options and stock appreciation rights are not automatically vested.
          Disability. Restricted stock granted under the 2000 Stock Incentive Plan and the 2006 Equity Incentive Plan is accelerated, unvested stock options granted under the 1997 Employees and Directors Stock Option Plan are accelerated, and performance-based incentive compensation awards under the 2006 Equity Incentive Plan may be paid out at the target level. Stock options and stock appreciation rights may be exercised within one year.
          Death. Restricted stock granted under the 2000 Stock Incentive Plan and the 2006 Equity Incentive Plan is accelerated, unvested stock options granted under the 1997 Employees and Directors Stock Option Plan are accelerated, and performance-based incentive compensation awards under the 2006 Equity Incentive Plan may be paid out at the target level. Stock options and stock appreciation rights may be exercised within two years.
          Retirement. Unvested restricted stock granted under the 2000 Stock Incentive Plan or the 2006 Equity Incentive Plan is accelerated, unvested stock options granted under the 1997 Employees and Directors Stock Option Plan are accelerated, and performance-based incentive compensation awards under the 2006 Equity Incentive Plan may be paid out in the amount that would have been payable under the 2006 Equity Incentive Plan during the year of termination, determined assuming the Named Executive Officer’s employment had not terminated, prorated based on the number of days of actual employment. Stock options must be exercised within three months, and stock appreciation rights may be exercised within one year.
          Termination Not “For Cause” or Constructive Termination. Vested stock options and stock appreciation rights may be exercised within three months.
          Change-In-Control. In the event of a change-in-control, unvested restricted stock granted under the 2000 Stock Incentive Plan or the 2006 Equity Incentive Plan could be accelerated, unvested stock options granted under the 1997 Employees and Directors Stock Option Plan or the 2006 Equity Incentive Plan could be accelerated, performance-based incentive compensation awards under the 2006 Equity Incentive Plan may be paid out at the target level, and unvested stock appreciation rights granted under the 2006 Equity Incentive Plan could be accelerated. Stock options and stock appreciation rights may be exercised until expiration. Change-in-control generally refers to the acquisition, by any person or entity, of the ownership or power to vote more than 50% of our voting stock, the control of the election of a majority of our directors, or the exercise of a controlling influence over our management or policies. In addition, under the employment agreements, a change-in-control occurs when, during any consecutive two-year period, our directors at the beginning of such period cease to constitute at least a majority of the Board. MP Thrift obtained the power to control our affairs and operations pursuant to the equity investment transaction. However, the equity investment transaction was not the type of change-in-control contemplated by the 2006 Equity Incentive Plan that would result in the acceleration of awards.
          Involuntary or Constructive Termination in connection with a Change-in-Control. The stock options and stock appreciation rights may be exercised within three months.
          The tables below reflect the amount of compensation payable to each of the Named Executive Officers named therein pursuant to their employment agreements and/or change-in-control agreements in the event of termination of such executive’s employment or in the event of a change-in-control. The amounts shown assume that such termination or change-in-control was effective as of December 31, 2009, and thus includes amounts earned through such time and are estimates of the amounts which would be paid out to the executives upon their termination. The actual amounts to be paid out can only be determined at the time of such executive’s separation from us, and the actual amounts for certain of the Named Executive Officers would have been limited by the TARP restrictions. No compensation is payable to any Named Executive Officer for voluntary termination or termination for “Just Cause.”
Joseph P. Campanelli

	Voluntary				Termination
	Termination				not for		Involuntary or
	and				“Just Cause”		Constructive
	Termination				and		Termination in
	For				Constructive	Change-in-	connection with a
	“Just Cause”	Disability	Death	Retirement	Termination	Control	Change-in-Control

Severance payment	$0	$0	$0	$0	$0	$0	$0
Benefits continuation	$0	$0	$0	$0	$0	$0	$0
Value of accelerated stock options	$0	$0	$0	$0	$0	$0	$0
Value of accelerated restricted stock	$0	$0	$0	$0	$0	$0	$0
Value of accelerated stock appreciation rights	$0	$0	$0	$0	$0	$0	$0
Value of performance-based incentive compensation	$0	$0	$0	$0	$0	$0	$0

Total	$0	$0	$0	$0	$0	$0	$0

Paul D. Borja

	Voluntary				Termination		Involuntary or
	Termination				not for		Constructive
	and				“Just Cause”		Termination in
	Termination				and		connection with a
	For				Constructive	Change-in-	Change-in-Control
	“Just Cause”	Disability	Death	Retirement	Termination	Control (1)	(1)

Severance payment	$0	$0	$232,122	$464,243	$464,243	$0	$1,640,974
Benefits continuation	$0	$0	$7,117	$0	$7,117	$0	$3,559
Value of accelerated stock options	$0	$0	$0	$0	$0	$0	$0
Value of accelerated restricted stock	$0	$2,318	$2,318	$2,318	$0	$2,318	$2,318
Value of accelerated stock appreciation rights	$0	$0	$0	$0	$0	$0	$0
Value of performance-based incentive compensation	$0	$0	$0	$0	$0	$0	$0

Total	$0	$2,318	$241,557	$466,561	$471,360	$2,318	$1,646,851

(1)	The amount set forth in the “Value of accelerated restricted stock” and the “Value of performance-based incentive compensation” rows would only be paid once on a change-in-control and not once on a change-in-control and then again upon a termination following a change-in-control.

Matthew I. Roslin

	Voluntary				Termination		Involuntary or
	Termination				not for		Constructive
	and				“Just Cause”		Termination in
	Termination				and		connection with a
	For				Constructive	Change-in-	Change-in-Control
	“Just Cause”	Disability	Death	Retirement	Termination	Control (1)	(1)

Severance payment	$0	$0	$210,096	$420,192	$420,192	$0	$1,314,528
Benefits continuation	$0	$0	$7,553	$0	$7,553	$0	$3,777
Value of accelerated stock options	$0	$0	$0	$0	$0	$0	$0
Value of accelerated restricted stock	$0	$927	$927	$927	$0	$927	$927
Value of accelerated stock appreciation rights	$0	$0	$0	$0	$0	$0	$0
Value of performance-based incentive compensation	$0	$0	$0	$0	$0	$0	$0

Total	$0	$927	$218,576	$421,119	$427,745	$927	$1,521,067

(1)	The amount set forth in the “Value of accelerated restricted stock” and the “Value of performance-based incentive compensation” rows would only be paid once on a change-in-control and not once on a change-in-control and then again upon a termination following a change-in-control.
Kirstin A. Hammond

	Voluntary				Termination		Involuntary or
	Termination				not for		Constructive
	and				“Just Cause”		Termination in
	Termination				and		connection with a
	For				Constructive	Change-in-	Change-in-Control
	“Just Cause”	Disability	Death	Retirement	Termination	Control (1)	(1)

Severance payment	$0	$0	$214,377	$428,754	$428,754	$0	$1,519,979
Benefits continuation	$0	$0	$321	$0	$321	$0	$161
Value of accelerated stock options	$0	$0	$0	$0	$0	$0	$0
Value of accelerated restricted stock	$0	$927	$927	$927	$0	$927	$927
Value of accelerated stock appreciation rights	$0	$0	$0	$0	$0	$0	$0
Value of performance-based incentive compensation	$0	$0	$0	$0	$0	$0	$0

Total	$0	$927	$215,625	$429,681	$429,075	$927	$1,521,067

(1)	The amount set forth in the “Value of accelerated restricted stock” and the “Value of performance-based incentive compensation” rows would only be paid once on a change-in-control and not once on a change-in-control and then again upon a termination following a change-in-control.
Alessandro DiNello

	Voluntary				Termination		Involuntary or
	Termination				not for		Constructive
	and				“Just Cause”		Termination in
	Termination				and		connection with a
	For				Constructive	Change-in-	Change-in-Control
	“Just Cause”	Disability	Death	Retirement	Termination	Control (2)	(2)

Severance payment	$0	$0	$0	$0	$0	$350,000	$350,000
Benefits continuation	$0	$0	$5,919	$0	$5,919	$0	$2,960
Value of accelerated stock options	$0	$0	$0	$0	$0	$0	$0
Value of accelerated restricted stock	$0	$927	$927	$927	$0	$927	$927
Value of accelerated stock appreciation rights	$0	$0	$0	$0	$0	$0	$0
Value of performance-based incentive compensation	$0	$0	$0	$0	$0	$0	$0

Total	$0	$927	$6,846	$927	$5,919	$350,927	$353,887

(1)	The amount set forth in the “Value of accelerated restricted stock” and the “Value of performance-based incentive compensation” rows would only be paid once on a change-in-control and not once on a change-in-control and then again upon a termination following a change-in-control.

     In addition to the foregoing, Thomas J. Hammond, Mark T. Hammond and Robert O. Rondeau resigned from their positions with us in 2009. Messrs. Thomas Hammond and Mark Hammond were senior executive officers for purposes of TARP in 2009 and therefore subject to the restrictions on termination and change-in-control benefits. Messrs. Thomas Hammond and Mark Hammond did not receive any payments in connection with the resignation. Although Mr. Rondeau was considered a senior executive officer for purposes of TARP, Mr. Rondeau resigned prior to the restrictions on termination and change-in-control benefits applying to us. Mr. Rondeau entered into a severance agreement with us pursuant to which he received a lump sum payment of $962,531.
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
     None of the members of the Compensation Committee has at any time been an officer or employee of us or our subsidiaries. Members of the Compensation Committee may, from time to time, have banking relationships in the ordinary course of business with the Bank, as described in the section entitled “CERTAIN TRANSACTIONS AND BUSINESS RELATIONSHIPS.” No member of the Compensation Committee had any other relationship with us during 2009 requiring disclosure as a related party transaction. During 2009, none of our executive officers served as a member of another entity’s compensation committee, one of whose executive officers served on our Compensation Committee or was a director of ours, and none of our executive officers served as a director of another entity, one of whose executive officers served on our Compensation Committee.
COMPENSATION POLICES AND PRACTICES AS THEY RELATE TO RISK MANAGEMENT
     We believe that risks arising from our compensation policies and practices for our employees are not reasonably likely to have a material adverse effect on us. In addition, the Compensation Committee believes that the mix and design of the elements of executive compensation do not encourage management to assume excessive risks.
CERTAIN TRANSACTIONS AND BUSINESS RELATIONSHIPS
     We and our subsidiaries regularly monitor transactions with its directors and executive officers and members of their immediate families for regulatory reporting purposes. The policies and procedures adopted by us and our subsidiaries include: (i) a written policy requiring compliance with the requirements of Regulation O, including the prompt reporting of extension of credit to the Board; (ii) a Code of Business Conduct and Ethics that governs potential conflicts of interest; and (iii) an audit committee charter that requires the Audit Committee to conduct a review of related party transactions in order to ensure that such transactions are on substantially the same terms as those prevailing for comparable transactions with non-affiliated persons or are otherwise fair to and in our or our subsidiaries best interests.
     We and our subsidiaries have had, and expect to have in the future, transactions in the ordinary course of business with directors and executive officers and members of their immediate families, as well as with principal stockholders. Each of the following business transactions conformed with the policies and procedures of ours and our subsidiaries, and it is the belief of management that such loans or transactions neither involved more than the normal risk of collection nor presented other unfavorable features.
     David J. Matlin, Mark R. Patterson and Gregory Eng, each of whom is a member of our Board, are Chief Executive Officer, Chairman, and Partner, respectively, of MatlinPatterson Global Advisers LLC, which formed MP Thrift. In the fiscal year ended December 31, 2009, we entered into the following transaction with MP Thrift:
•	On January 30, 2009, MP Thrift purchased 250,000 shares of our Series B convertible participating voting preferred stock for $250 million. Such preferred shares automatically converted at $0.80 per share into 312.5 million shares of our common stock on May 26, 2009.

•	Also on January 30, 2009, we entered into a closing agreement with MP Thrift pursuant to which we agreed to sell to MP Thrift an additional $50 million of our Series B convertible participating voting preferred stock. On February 17, 2009, MP Thrift purchased $25 million shares of our Series B convertible participating voting preferred stock, and on February 27, 2009, MP Thrift purchased another $25 million shares of our Series B convertible participating voting preferred stock. Such preferred shares automatically converted at $0.80 per share into 62.5 million shares of our common stock.

•	On June 30, 2009, MP Thrift acquired $50 million of trust preferred securities pursuant to which we issued 50,000 shares that converted into 62,500,000 shares of our common stock on April 1, 2010.

•	On January 27, 2010, MP Thrift exercised its rights to purchase 422,535,212 shares of our common stock for approximately $300 million in an earlier rights offering to purchase up to 704,234,180 shares of common stock which expired on February 8, 2010.

•	On March 31, 2010, MP Thrift purchased 200,000,000 shares of our common stock for $100 million pursuant to a common stock offering.
     Michael Lucci, Sr. was a member of our Board. His daughter-in-law, Rebecca Lucci, is our Executive Vice President in the Human Resources department. Ms. Lucci’s total compensation was $236,351 in 2009.
     Robert O. Rondeau, Jr. was an Executive Director and a member of the Board. We engaged in certain transactions with Select Financial, a Rhode Island mortgage company owned by the Robert O. Rondeau Sr. family, the family of Mr. Rondeau. Select Financial is a correspondent of ours and sold $43.0 million in mortgage loans to us during 2009. Select Financial is also a customer that utilizes our warehouse lending program offered through our commercial loan division. As of December 31, 2009, Select Financial had an approved line of credit of $3.0 million with Flagstar Bank at a rate of 6.0%. The average amount outstanding during 2009 was $649,093, with a high balance of $3.1 million and a balance of $368,923 at December 31, 2009. As of February 28, 2009, the amount outstanding was $166,731. During 2009, Select Financial paid us $36,102 in interest. The Robert O. Rondeau, Sr. family has personally guaranteed this line of credit.
     Walter N. Carter is a member of our Board. He is a managing principal at Gateway Asset Management Company, which provides consulting services to us. We paid $2,676,274 to Gateway Asset Management Company for these consulting services in 2009.
     In addition to the transactions listed above, certain directors and executive officers of the Company and its subsidiaries, and members of their immediate families, were indebted to the Bank as customers in connection with mortgage loans and other extensions of credit by the Bank. These transactions were in the ordinary course of business and were on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated persons. None of these loans have involved more than the normal risk of collectability or presented other unfavorable features.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
     Section 16(a) of the Exchange Act requires our officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership and changes in ownership with the SEC and to furnish us with copies of all such reports. Based solely on our review of copies of such reports received by us, or written representations from certain reporting persons that no annual report of change in beneficial ownership is required, we believe that all filing requirements applicable to our directors, executive officers and greater than 10% beneficial owners during the year ended December 31, 2009 were timely met, except as discussed below. Due to an inadvertent error, the Form 4 statements for Thomas J. Hammond, Mark T. Hammond, Paul D. Borja, Matthew I. Roslin, Kirstin A. Hammond, Robert O. Rondeau and Joel D. Murray that related to the tax withholding of shares of common stock upon the vesting of restricted stock were not filed with the SEC within the prescribed time period. Upon discovery of the error, they immediately filed the related Form 4 statements with the SEC on February 3, 2009. Due to an inadvertent error, the Form 4 statements for Messrs. Matlin, Patterson and Eng and MP Thrift that related to the conversion of preferred stock into common stock following shareholder approval were not filed with the SEC within the prescribed time period. Upon discovery of the error, they immediately filed the related Form 4 statements with the SEC on October 30, 2010.
PROPOSAL 2
PROPOSAL TO APPROVE AN AMENDMENT TO THE ARTICLES TO EFFECT A REVERSE STOCK SPLIT
OF THE COMPANY’S AUTHORIZED, ISSUED AND OUTSTANDING COMMON STOCK WITHIN AN
APPROVED RANGE
General
     Our Board has adopted a resolution approving, and recommending to our stockholders for their approval, a proposal to grant discretionary authority to the Board to amend the Articles to effect the Reverse Stock Split of our authorized, issued and outstanding common stock at any time within two months after the date stockholder approval of the Reverse Stock Split is obtained, at an exchange ratio between five to one and fifteen to one. If this Proposal is approved, the Articles will be amended as provided in Appendix A hereto.
     If this proposal is approved by our stockholders, the Board will be granted discretionary authority to select any whole number exchange ratio between one-for-five and one-for-fifteen for the Reverse Stock Split, and will be authorized to effect the Reverse Stock Split at any time within two months after the date stockholder approval is obtained, with the exact exchange ratio and timing (if at all) to be determined at the discretion of the Board. Our Board’s decision whether or not (and when) to effect the Reverse Stock Split (and at what exchange ratio to effect the Reverse Stock Split) will be based on a number of factors, including market conditions, existing and anticipated trading prices for our common stock and the continued listing requirements of the NYSE.
Purposes of the Proposed Reverse Stock Split
     The Board believes that the Reverse Stock Split would be beneficial for the following reasons:
•	Maintain the NYSE Listing. On September 15, 2009, we were notified in writing by the NYSE that the trading price of our common stock was below the criteria for the NYSE’s continued listing standard, as the average per share closing price of our common stock over a consecutive 30-trading day period was less than $1.00. The letter stated that we have a six-month cure period that started on September 15, 2009 to bring the price of our common stock and the 30-trading day average closing price of our common stock above $1.00. The letter further stated that in the event a $1.00 share price and a $1.00 average share price over the preceding 30 trading days are not attained at the expiration of the six-month cure period, the NYSE will commence suspension and delisting procedures. The NYSE has reserved the right to reevaluate its continued listing determinations relating to companies who are notified of non-compliance like us with respect to the NYSE’s qualitative listing standards, including if our shares trade at sustained levels that are considered to be abnormally low. We believe that the approval of this proposal would provide us with the ability to meet the continued listing requirements of the NYSE. We do not believe that having our common stock delisted from the NYSE is desirable because, among other things, it could reduce the liquidity of our common stock

•	Increase Our Common Stock to a Level More Appealing for Investors. The anticipated increase in our stock price resulting from the Reverse Stock Split may be beneficial because a higher price could make the common stock more attractive to a broader range of institutional and other investors. In recent months, the stock market and our stock price have been highly volatile, and our stock price has recently traded at prices below which it would not meet the investing guidelines for certain institutional investors and investment funds

Consequences if Stockholder Approval for the Reverse Stock Split is not obtained
     If stockholder approval for the Reverse Stock Split is not obtained, (a) we will not effect the Reverse Stock Split and (b) our ability to maintain its NYSE listing may be adversely affected.
Effects of the Reverse Stock Split
     General. If the Reverse Stock Split is approved by the stockholders and the Board determines to effectuate the Reverse Stock Split, the Board will determine the exact exchange ratio of the Reverse Stock Split. The following table sets forth the number of shares of our common stock that would be outstanding immediately after the Reverse Stock Split based on 1,532,786,952 shares of common stock issued and outstanding as of the Record Date.

	Percentage
	Reduction in the	Common Stock
	Outstanding Shares of	Outstanding after the
Proposed Reverse Stock Split (Ratio)	Common Stock (%)	Reverse Stock Split

One-for-five	80%	306,557,390

One-for-six	83%	255,464,492
One-for-seven	86%	218,969,565
One-for-eight	88%	191,598,369
One-for-nine	89%	170,309,661

One-for-ten	90%	153,278,695

One-for-eleven	91%	139,344,268

One-for-twelve	92%	127,732,246
One-for-thirteen	92%	117,906,689

One-for-fourteen	93%	109,484,782

One-for-fifteen	93%	102,185,797
     Effect on Authorized but Unissued Shares of Common Stock and Preferred Stock. Currently, we have authorized to issue up to a total of 3,000,000,000 shares of common stock and 25,000,000 shares of serial preferred stock. Concurrently with the Reverse Stock Split, our authorized shares of common stock will decrease by the same ratio as the Reverse Stock Split. Our authorized shares of serial preferred stock will remain the same.
     Effect on Options, Warrants and Other Securities. All outstanding options, warrants and other securities entitling their holders to purchase shares of our common stock would be adjusted as a result of the Reverse Stock Split, as required by the terms of these securities. In particular, the conversion ratio for each instrument would be reduced, and the exercise price, if applicable, would be increased, in accordance with the terms of each instrument and based on the exchange ratio implemented in the Reverse Stock Split.
     Effect on Par Value. The proposed amendment to our Articles will not affect the par value of our common stock, which will remain at $.01 per share.
     Effect on Book-Entry Shares. If the Reverse Stock Split is effected, stockholders who hold uncertificated shares (i.e., shares held in book-entry form and not represented by a physical stock certificate, either as direct or beneficial owners) will have their holdings electronically adjusted by our transfer agent through the NYSE’s Direct Registration System (and, for beneficial owners, by their brokers or banks that hold in “street name” for their benefit, as the case may be) to give effect to the Reverse Stock Split.
Risks Associated with the Reverse Stock Split
     While the Board believes that a higher stock price may help generate investor interest, there can be no assurance that the Reverse Stock Split will result in a per-share price that will attract institutional investors or investment funds or that such share price will satisfy the investing guidelines of institutional investors or investment funds. In addition, other factors such as the extent of analyst coverage may impact both institutional awareness of and interest in us. As a result, the trading liquidity of the common stock may not necessarily improve.

     If the Reverse Stock Split is implemented and the market price of the common stock declines, the percentage decline may be greater than would occur in the absence of the Reverse Stock Split. The market price of the common stock will, however, also be based on our financial performance and other factors, which are unrelated to the number of shares of common stock outstanding. Furthermore, the reduced number of shares that would be outstanding after the Reverse Stock Split could adversely impact the liquidity of the common stock.
No Going Private Transaction
     Notwithstanding the decrease in the number of outstanding shares following the proposed reverse stock split, our Board does not intend for this transaction to be the first step in a “going private transaction” within the meaning of Rule 13e-3 of the Securities Exchange Act of 1934.
Holders of Certificated Shares of Common Stock
     Stockholders holding shares of our common stock in certificated form will be sent a transmittal letter by the transfer agent after the effectuation of the Reverse Stock Split. The letter of transmittal will contain instructions on how a stockholder should surrender his, her or its certificate(s) representing shares of our common stock (the “Old Certificates”) to the transfer agent in exchange for certificates representing the appropriate number of whole shares of post-Reverse Stock Split common stock (the “New Certificates”). No New Certificates will be issued to a stockholder until such stockholder has surrendered all Old Certificates, together with a properly completed and executed letter of transmittal, to the transfer agent. No stockholder will be required to pay a transfer or other fee to exchange his, her or its Old Certificates. Stockholders will then receive a New Certificate(s) representing the number of whole shares of common stock that they are entitled as a result of the Reverse Stock Split. Until surrendered, we will deem outstanding Old Certificates held by stockholders to be cancelled and to only represent the number of whole shares of post-Reverse Stock Split common stock to which these stockholders are entitled. Any Old Certificates submitted for exchange, whether because of a sale, transfer or other disposition of stock, will automatically be exchanged for New Certificates. If an Old Certificate has a restrictive legend on the back of the Old Certificate(s), the New Certificate will be issued with the same restrictive legends that are on the back of the Old Certificate(s).
Fractional Shares
     No fractional shares will be issued in connection with the Reverse Stock Split. Stockholders of record who otherwise would be entitled to receive fractional shares, will be entitled, upon surrender to the exchange agent of Old Certificates representing such shares, to a cash payment in lieu thereof equal to the fraction to which the stockholder would otherwise be entitled multiplied by the closing price of our common stock, as such price is reported on the NYSE on the last trading day prior to the effectuation of the Reverse Stock Split. The ownership of a fractional interest will not give the holder thereof any voting, dividend, or other rights except to receive payment therefore as described herein.
Federal Income Tax Consequences of the Reverse Stock Split
     The following is a general summary of certain U.S. federal income tax consequences of the reverse stock split that may be relevant to stockholders. This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), Treasury regulations promulgated thereunder, published administrative rulings and judicial decisions as of the date hereof, all of which may change, possibly with retroactive effect, resulting in U.S. federal income tax consequences that may differ from those discussed below. This summary does not purport to be complete and does not address all aspects of federal income taxation that may be relevant to stockholders in light of their particular circumstances or to stockholders that may be subject to special tax rules, including, without limitation: (i) stockholders subject to the alternative minimum tax; (ii) banks, insurance companies, or other financial institutions; (iii) tax-exempt organizations; (iv) dealers in securities or commodities; (v) regulated investment companies or real estate investment trusts; (vi) partnerships (or other flow-through entities for U.S. federal income tax purposes and their partners or members); (vii) traders in securities that elect to use a mark-to-market method of accounting for their securities holdings; (viii) foreign stockholders or U.S. stockholders whose “functional currency” is not the U.S. dollar; (ix) persons holding the common stock as a position in a hedging transaction, “straddle,” “conversion transaction” or other risk reduction transaction; (x) persons who acquire shares of the common stock in connection with employment or other performance of services; (xi) dealers and other stockholders that do not own their shares of common stock as capital assets; or (xii) U.S. expatriates. In addition, this summary does not address the tax consequences arising under the laws of any foreign, state or local jurisdiction and U.S. federal tax consequences other than federal income taxation. If a partnership (including any entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds shares of the common stock, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership.

     The Reverse Stock Split should constitute a “recapitalization” for U.S. federal income tax purposes. As a result, a stockholder generally should not recognize gain or loss upon the Reverse Stock Split. A stockholder’s aggregate tax basis in the shares of the common stock received pursuant to the Reverse Stock Split should equal the aggregate tax basis of the shares of the common stock surrendered (excluding any portion of such basis that is allocated to any fractional share of the common stock), and such stockholder’s holding period (i.e., acquired date) in the shares of the common stock received should include the holding period in the shares of the common stock surrendered. Treasury regulations promulgated under the Internal Revenue Code provide detailed rules for allocating the tax basis and holding period of the shares of the common stock surrendered to the shares of the common stock received pursuant to the Reverse Stock Split. Stockholders who acquired their shares of common stock on different dates and at different prices should consult their tax advisors regarding the allocation of the tax basis and holding period of such shares.
     Our view regarding the tax consequences of the Reverse Stock Split is not binding on the IRS or the courts. ACCORDINGLY, EACH STOCKHOLDER SHOULD CONSULT WITH HIS OR HER OWN TAX ADVISOR WITH RESPECT TO ALL OF THE POTENTIAL TAX CONSEQUENCES TO HIM OR HER OF THE REVERSE STOCK SPLIT.
No Dissenters’ Rights
     Under applicable Michigan law, our stockholders are not entitled to dissenters’ or appraisal rights with respect to the proposed amendments to the Articles to effect the Reverse Stock Split. We will not independently provide our stockholders with any such right.
Required Vote and Board Recommendation
     The affirmative vote of a majority of all outstanding shares of common stock to approve the amendment to the Articles to effect the Reverse Stock Split, at the Annual Meeting at which a quorum representing a majority of all outstanding shares of common stock is present, either in person or by proxy, is required for approval of this proposal. Abstentions will have the same effect as voting against the proposal.
     THE BOARD RECOMMENDS A VOTE “FOR” THE PROPOSAL TO AMEND THE ARTICLES TO EFFECT A REVERSE STOCK SPLIT OF OUR AUTHORIZED, ISSUED AND OUTSTANDING COMMON STOCK AT ANY TIME WITHIN TWO MONTHS AFTER THE DATE STOCKHOLDER APPROVAL IS OBTAINED REGARDING THE REVERSE STOCK SPLIT, AT ANY WHOLE NUMBER RATIO BETWEEN ONE-FOR-FIVE AND ONE-FOR-FIFTEEN, WITH THE EXCHANGE RATIO AND TIMING OF THE REVERSE STOCK SPLIT (IF AT ALL) TO BE DETERMINED AT THE DISCRETION OF THE BOARD.
PROPOSAL 3
RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS
     Baker Tilly Virchow Krause, LLP (“Baker Tilly”) served as our independent registered public accountants for the year ended December 31, 2009. A representative of Baker Tilly is expected to be present at the Annual Meeting and available to respond to appropriate questions, and will have the opportunity to make a statement if he or she so desires.
     The Sarbanes-Oxley Act of 2002 requires the Audit Committee to be directly responsible for the appointment, compensation and oversight of our independent registered public accountants. The Audit Committee appointed Baker Tilly to serve as our independent registered public accountants for 2010.
     Selection of our independent registered public accountants is not required to be submitted to a vote of our stockholders for ratification. However, the Board is submitting this matter to the stockholders as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether to retain Baker Tilly. After doing so, it may retain that firm or another without re-submitting the matter to our stockholders. Even if the stockholders ratify the appointment of Baker Tilly, the Audit Committee may, in its discretion, direct the appointment of a different independent registered public accountants at any time during the year if it determines that such a change would be in our best interests and our stockholders.

     Our independent registered public accountants will be ratified if a majority of shares of common stock present at the Annual Meeting, in person or by proxy, and entitled to vote are cast for it. The enclosed proxy will be so voted unless the stockholder specifies a contrary choice. Failure to vote and broker non-votes will not be considered shares entitled to vote and will not be counted as votes for or against the independent registered public accountants. However, abstentions will have the same effect as voting against the ratification of our independent registered public accountants.
THE BOARD RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF
BAKER TILLY AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS.
AUDIT COMMITTEE REPORT
     In accordance with its written charter adopted by the Board, the Audit Committee assists the Board with fulfilling its oversight responsibility regarding the quality and integrity of the accounting, auditing and financial reporting practices of the Company. In discharging its oversight responsibilities regarding the audit process, the Audit Committee reviewed and discussed the audited financial statements with management and with the Company’s independent registered public accountants, Baker Tilly. The Audit Committee also discussed with Baker Tilly the matters required to be discussed by Statement on Auditing Standards No. 61 (“Communications with Audit Committees”) as amended by Statement on Auditing Standards No. 90 (Audit Committee Communications).
     In addition, the Audit Committee has received the written disclosures and the letter from Baker Tilly required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountants communications with the Audit Committee concerning independence and discussed with Baker Tilly any relationships that may impact the independent registered public accountants’ objectivity and independence.
     Based upon the review and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2009 for filing with the Securities and Exchange Commission.
THE AUDIT COMMITTEE
Jay J. Hansen, Chairman
James D. Coleman
James A. Ovenden

Fees of Independent Registered Public Accountants
     The Audit Committee engaged Baker Tilly as our independent registered public accountants for the year ended December 31, 2009. The following table presents fees for professional audit services rendered by Baker Tilly for its audit for the years ended December 31, 2009 and 2008, and fees billed for other services rendered by Baker Tilly during those periods.

	2009	2008
Audit fees (1)	$1,205,658	$1,246,748
Non-audit fees:
Audit-related fees (2)	48,065	45,878
Tax fees		—
All other fees		—
Total fees paid	$1,253,723	$1,292,626

(1)	Comprised of professional services rendered in connection with the regular annual audit of our financial statements and the reviews of the financial statements included in each of our Quarterly Reports of Form 10-Q for the years indicated.

43

(2)	Audit-related fees are for professional services related to the audit of our employee benefit plans.
          The Audit Committee has concluded that the provision of services covered under the caption “Non-audit fees” is compatible with its independent registered public accountants maintaining its independence. None of the hours expended on Baker Tilly’s engagement to audit the consolidated financial statements for the year ended December 31, 2009, were attributable to work performed by persons other than Baker Tilly’s full-time, permanent employees. No other fees were paid to Baker Tilly during 2009.
PROPOSAL 4
ADVISORY VOTE ON EXECUTIVE PAY-FOR-PERFORMANCE COMPENSATION EMPLOYED BY THE
COMPANY
          Pursuant to the provisions of Rule 14a-20 of the Securities Exchange Act of 1934, (the “Exchange Act”) companies that have received financial assistance under the TARP Capital Purchase Program (“TARP recipients”), such as us, are required to permit a stockholder vote on the compensation of executives, as disclosed pursuant to the compensation disclosure rules of the SEC. This requirement applies to an annual or other meeting of stockholders of a TARP recipient at which directors are to be elected and exists so long as any obligation arising from financial assistance provided under the TARP Capital Purchase Program remains outstanding (the “compliance period”). In accordance with Rule 14a-20 of the Exchange Act, we are submitting this non-binding advisory vote on the compensation of executives named in the Summary Compensation Table, as disclosed pursuant to the SEC’s compensation disclosure rules, as described in the Compensation Discussion and Analysis and the tabular disclosure regarding named executive officer compensation (together with the accompanying narrative disclosure) in this Proxy Statement.
          One of the main objectives of our executive compensation program is to align a significant portion of each executive officer’s total compensation with our annual and long-term performance and the interests of our stockholders. Our annual executive compensation plan, which plays a key role in fulfilling this objective, is designed specifically to establish a direct correlation between the annual incentives awarded to the participants and our financial performance. In 2009, we did not provide performance-based incentive compensation.
          With respect to 2010, the Compensation Committee has taken a number of additional actions in response to the adverse economic conditions. These actions are described under the heading “COMPENSATION DISCUSSION AND ANALYSIS” in this Proxy Statement.
          We and the Compensation Committee remain committed to the compensation philosophy, policies and objectives outlined under the heading “COMPENSATION DISCUSSION AND ANALYSIS” in this Proxy Statement. Named executive officer compensation for 2009 reflects the effectiveness of our executive compensation program in fulfilling its objectives during times of economic difficulty and weak financial performance. As always, the Compensation Committee will continue to review all elements of the executive compensation program and take any steps it deems necessary to continue to fulfill the objectives of the program.
          Stockholders are encouraged to carefully review the “COMPENSATION DISCUSSION AND ANALYSIS” and “EXECUTIVE COMPENSATION” sections of this Proxy Statement for a detailed discussion of our executive compensation program.
          The stockholder vote on this Proposal 4 shall not be binding on the Board and should not be construed as overruling a decision by the Board, including that of the Compensation Committee. However, the Compensation Committee will take into account the outcome of the vote on this proposal when considering future executive compensation arrangements during the compliance period. This proposal, commonly known as a “Say-on-Pay” proposal, gives you as a stockholder the opportunity to endorse or not endorse our executive compensation disclosed pursuant to the SEC’s compensation disclosure rules through the following resolution adopted by the Board:
“Resolved, that the stockholders approve the compensation of executives named in the Summary Compensation Table, as disclosed pursuant to the SEC’s compensation disclosure rules, as described in the Compensation Discussion and Analysis and the tabular disclosure regarding named executive officer compensation (together with the accompanying narrative disclosures) in this Proxy Statement.”

          The proposal to approve our executive compensation policies and procedures will be approved if a majority of shares of voting stock represented at the Annual Meeting, either in person or by proxy, and entitled to vote are cast for it. The failure to vote and broker non-votes will have no effect because these shares will not be considered shares entitled to vote and therefore will not be counted as votes for or against. However, abstentions will have the same effect as voting against the approval of this proposal.
          THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ADVISORY VOTE TO APPROVE THE COMPENSATION OF EXECUTIVES NAMED IN THE SUMMARY COMPENSATION TABLE, AS DISCLOSED PURSUANT TO THE SEC’S COMEPNSATION DISCLOSURE RULES, AS DESCRIBED IN THE COMPENSATION DISCUSSION AND ANALYSIS AND THE TABULAR DISCLOSURE REGARDING NAMED EXECUTIVE OFFICER COMPENSATION (TOGETHER WITH THE ACCOMPANYING NARRATIVE DISCLOSURES) IN THIS PROXY STATEMENT.
WHERE YOU CAN FIND MORE INFORMATION
          We are subject to the informational requirements of the Exchange Act, and, in compliance with the Exchange Act, we file periodic reports and other information with the SEC. These reports and the other information we file with the SEC can be read and copied at the public reference room facilities maintained by the SEC in Washington, DC at 100 F Street, N.E., Washington, DC 20549. The SEC’s telephone number to obtain information on the operation of the public reference room is (800) SEC-0330. These reports and other information are also filed by us electronically with the SEC and are available at the SEC’s website, www.sec.gov.
STOCKHOLDER PROPOSALS FOR THE 2011 ANNUAL MEETING
          It is anticipated that our Annual Meeting in 2011 will be held on May 27, 2011. Stockholders who intend to present a proposal for action at that meeting and would like a copy of the proposal included in the Company’s proxy materials must forward a copy of the proposal or proposals to our principal executive office at 5151 Corporate Dr. Road, Troy, Michigan 48098, and it must be received by us not later than December 31, 2010. In order to be included in the proxy statement, such proposals must comply with applicable law and regulations, including SEC Rule 14a-8, as well as the Articles.
          We will have discretionary authority to vote proxies on matters at the 2011 Annual Meeting if the matter is not included in the proxy statement and notice by a stockholder to consider the matter was not received by us prior to the deadline provided in the Articles for such matters. Under the Articles, stockholders must provide written notice of nominations for new directors or proposals for new business to the Company’s Secretary not fewer than 30 days nor more than 60 days prior to the date of the Annual Meeting. For the 2011 Annual Meeting of Stockholders, notice must be received by our Secretary no later than the close of business on April 27, 2011 and no earlier than the close of business on March 28, 2011. However, if public disclosure of the Annual Meeting is given fewer than 40 days before the date of the Annual Meeting, written notice of the proposal must be given prior to 10 days following the day on which notice of the Annual Meeting is mailed to stockholders. Such written notice must comply with the Articles.
          Nothing in this section shall be deemed to require us to include in our proxy statement and proxy relating to the 2011 Annual Meeting any stockholder proposal that does not meet all of the requirements for inclusion established by the SEC in effect at the time such proposal is received. A copy of the Articles can be obtained by written request to Paul Borja, CFO, Flagstar Bancorp, Inc., 5151 Corporate Drive, Troy, Michigan 48098.
INCORPORATION BY REFERENCE
          The Report of the Compensation Committee and the Audit Committee Report (including the reference to the independence and financial expertise of the Audit Committee members), each contained in this Proxy Statement, are not deemed filed with the SEC and shall not be deemed incorporated by reference into any prior or future filings made by the Company under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that we specifically incorporate such information by reference.
OTHER MATTERS
          The Board is not aware of any other business to be presented for action by the stockholders at the Annual Meeting other than those matters described in this Proxy Statement and matters incident to the conduct of the Annual Meeting. If, however, any other matters are properly brought before the Annual Meeting, the persons named in the accompanying proxy will vote such proxy on such matters as determined by a majority of the Board.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE
STOCKHOLDER MEETING TO BE HELD ON MAY 27, 2010.
          The Notice of Annual Meeting of Stockholders and the Proxy Statement relating to the Annual Meeting of Stockholders, as well as the 2009 Annual Report to Stockholders (the “Annual Report”), are available at http://                    .
ANNUAL REPORT ON FORM 10-K
          A copy of our Annual Report on Form 10-K for the year ended December 31, 2009, as filed with the SEC, will be furnished without charge to persons who were stockholders as of the Record Date upon written request to Paul Borja, CFO, Flagstar Bancorp, Inc., 5151 Corporate Dr., Troy, Michigan 48098.
          Our Annual Report to Stockholders, including financial statements, has been mailed to all persons who were stockholders of record as of the close of business on the Record Date. Any stockholder who has not received a copy of the Annual Report to Stockholders may obtain a copy by writing to the Chief Financial Officer of the Company. The Annual Report to Stockholders is not to be treated as a part of this proxy solicitation material or as having been incorporated herein by reference.

BY ORDER OF THE BOARD OF DIRECTORS
/s/ Christine M. Reid
Christine M. Reid
Secretary

April 30, 2010

APPENDIX A
CERTIFICATE OF AMENDMENT
TO THE
AMENDED AND RESTATED ARTICLES OF INCORPORATION
OF
FLAGSTAR BANCORP, INC.
          The following is hereby added to Article III of the Amended and Restated Articles of Incorporation:
Effective at 5:00 p.m. (EST/EDT), on the date of filing of this Certificate of Amendment with the State of Michigan, every [five] . . . [fifteen] outstanding shares of common stock will be combined into and automatically become one share of outstanding common stock of the Corporation. The Corporation will not issue fractional shares on account of the foregoing reverse stock split; all shares that are held by a shareholder as of the effective date hereof shall be aggregated and each fractional share resulting from the reverse stock split after giving effect to such aggregation shall be cancelled.

In lieu of any fractional share to which a stockholder would otherwise be entitled as a result of the reverse stock split, such shareholder will be paid a cash amount for such fractional shares equal to the product obtained by multiplying (a) the fraction to which the stockholder would otherwise be entitled by (b) the per share closing price of the common stock on the trading day immediately prior to the effective time of the reverse stock split, as such price is reported on the NYSE.

The number of authorized shares of common stock shall be reduced to [600,000,000] . . . . [200,000,000] by virtue of the Certificate of Amendment.

FLAGSTAR BANCORP, INC.
5151 CORPORATE DR.
TROY, MICHIGAN 48098
REVOCABLE PROXY FOR THE ANNUAL MEETING
OF STOCKHOLDERS
MAY 27, 2010
The undersigned hereby constitutes and appoints Matthew I. Roslin and Christine M. Reid, and each of them, the proxies of the undersigned, with full power of substitution, to attend the Annual Meeting of Stockholders of Flagstar Bancorp, Inc. (the “Company”) to be held at the national headquarters of the Company and Flagstar Bank, FSB, located at 5151 Corporate Dr., Troy, Michigan on May 27, 2010 at 10:00 a.m., local time, and any adjournments thereof, and to vote all the shares of stock of the Company which the undersigned may be entitled to vote, upon the following matters.
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY, WILL BE VOTED IN ACCORDANCE WITH THE INSTRUCTIONS MARKED HEREIN, AND WILL BE VOTED FOR THE APPROVAL OF ALL PROPOSALS SET FORTH BELOW, AND AS DETERMINED BY A MAJORITY OF THE BOARD OF DIRECTORS AS TO OTHER MATTERS, IF NO INSTRUCTIONS TO THE CONTRARY ARE MARKED HEREIN AND TO THE EXTENT THIS PROXY CONFERS SUCH DISCRETIONARY AUTHORITY.
(1)	The election of Directors: Joseph P. Campanelli and James A. Ovenden

☐	For all nominees listed above (except as marked to the contrary below).	☐	Withhold authority to vote for all nominees listed above.
(TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, PRINT THAT NOMINEE’S NAME BELOW.)

(2)	To amend the Company’s Amended and Restated Articles of Incorporation to effect a reverse stock split within a range of 1 for 5 and 1 for 15,with the exact exchange ratio and timing of the reverse stock split (if at all) to be determined at the discretion of the Board

☐ For	☐ Against	☐ Abstain
(3)	To ratify the appointment of Baker Tilly Virchow Krause, LLP as the Company’s independent registered public accountants for the year ending December 31, 2010

☐ For	☐ Against	☐ Abstain
(4)	Approval of an advisory (non-binding) proposal relating to the executive pay-for-performance compensation employed by the Company

☐ For	☐ Against	☐ Abstain
(5)	The transaction of such other business as may properly come before the Annual Meeting or any adjournments thereof.
The undersigned hereby acknowledges receipt of a copy of the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement and the Annual Report to Stockholders for the year ended December 31, 2009, and hereby revokes any proxy heretofore given. THIS PROXY MAY BE REVOKED AT ANY TIME BEFORE ITS EXERCISE IN ACCORDANCE WITH THE PROCEDURES DESCRIBED IN THE PROXY STATEMENT.

Date:

Signature:

Signature:

PLEASE MARK, DATE AND SIGN AS YOUR NAME APPEARS HEREIN AND RETURN IN THE ENCLOSED ENVELOPE. If acting as executor, administrator, trustee, guardian, etc. you should so indicate when signing. If the signor is a corporation, please sign the full name by duly appointed officer. If a partnership, please sign in partnership name by authorized person. If shares are held jointly, each stockholder named should sign.
Important notice regarding the availability of proxy materials for the annual stockholder meeting to be held on May 27, 2010.
The Notice of Annual Meeting of Stockholders and the Proxy Statement relating to the Annual Meeting of Stockholders, as well as the 2009 Annual Report to Stockholders, are available at http://                    . This proxy will not be used if you attend the Annual Meeting and choose to vote in person.